SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549


                                FORM 8-K/A

                              CURRENT REPORT
                       ____________________________


                      PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 1-6085

                             March 12, 2001
             Date of Report (Date of earliest event reported)
                       ____________________________



                                 IBP, inc.
                          a Delaware Corporation
               I.R.S. Employer Identification No. 42-0838666


                          800 Stevens Port Drive
                     Dakota Dunes, South Dakota 57049
                          Telephone 605-235-2061


                       ____________________________

                            page 1 of 58 pages


                                    -1-


      ITEM 5.  OTHER EVENTS

           As previously reported in the registrant's Form 10-K for the year ended December 25, 1999, on February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, which was accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company is filing certain financial information, including the restated audited consolidated balance sheets of the Company as of December 25, 1999 and December 26, 1998 and the restated audited consolidated statements of earnings, changes in redeemable stock, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 25, 1999, together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, which give retroactive effect to the merger of CBFA.

           The financial statements and notes thereto incorporated by reference in the company's Form 10-K, originally filed with Securities and Exchange Commission ("SEC") on March 23, 2000, have been restated
      to reflect the following matters, which were included in the registrant's amended Form 10-K/A as filed with the SEC on
      March 12, 2001.  The financial statements and notes thereto include in this amended Form 8-K/A similarly relect the following matters:
      The accompanying financial statements have been restated to reflect  adjustments for irregularities  and
      misstatements   at   one  of  the  company's  subsidiaries,   the
      application  of  variable  plan  accounting  for  certain   stock
      options,   and   expanded   disclosures   related   to    segment
      information, acquisitions, long-term debt and capital lease obligations, contingencies, redeemable stock and capital stock.
      See Notes M and R for more detail relating to the effects of these restatements.

           The statements of cash flows have also been restated for the above adjustments to provide more detail of certain cash transactions that were previously reported on a combined basis and to reclassify the change in the company's checks in process of clearance to cash flows from operations as a change in accounts payable, consistent
      with  the  balance  sheet classification.   The  change  in  this
      balance previously was included in financing activities.

      ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      a) Supplemental Consolidated Selected Financial Data, Supplemental Consolidated Financial Statements and noted thereto, Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations, and Supplemental Financial Statement Schedules (restated to give effect to merger accounted for as pooling of interests).

          Supplemental Selected Financial Data

          Supplemental Financial Statements

            Consolidated  Balance  Sheets  -  December  25,  1999   and
            December 26, 1998
                                           -2-

            Consolidated Statements of Earnings - Years ended December 25, 1999, December 26, 1998, and December 28, 1997

            Consolidated Statements of Changes in Redeemable Stock, Stockholders' Equity and Comprehensive Income - Years ended December 25, 1999, December 26, 1998, and December 28, 1997

            Consolidated  Statements  of  Cash  Flows  -  Years   ended
            December  25,  1999, December 26, 1998,  and  December  28,
            1997

            Notes to Consolidated Financial Statements

            The  supplementary  data  regarding  quarterly  results  of
            operations   set  forth  in  Note  P.  "Quarterly   Results
            (Unaudited)"

            Supplemental  Management's  Discussion  and   Analysis   of
            Financial Condition and Results of Operations

          Independent Auditors' Report

          Schedule II - Supplemental Valuation and Qualifying Accounts

      b)   Exhibits

Consent of PricewaterhouseCoopers LLP
          Exhibit 27.1 - Restated Financial Data Schedule
          Exhibit 27.2 - Restated Financial Data Schedule
          Exhibit 27.3 - Restated Financial Data Schedule


                                          IBP, INC.

      March 12, 2001                      By: /s/ Larry Shipley
                                              _______________________
                                             Chief Financial Officer


                                   -3-

Selected Financial Data
-----------------------
(in thousands, except net sales and per share data)

                                               52 Weeks Ended
                           ------------------------------------------------------
                           Restated   Restated    Restated   Restated    Restated
                           Dec. 25,   Dec. 26,    Dec. 27,   Dec. 28,    Dec. 30,
                             1999       1998        1997       1996        1995
                           ------------------------------------------------------
OPERATIONS:
Net sales (in millions)$   14,635  $   13,277  $   13,446  $   12,539  $   12,668
Gross profit              995,070     737,534     471,427     443,582     604,068
Selling, general
 and administrative
 expenses                 440,474     355,564     231,669     121,848     131,417
Earnings from
 operations               554,596     381,970     239,758     321,734     472,651

Interest expense, net      67,816      57,571      44,173       3,373      20,784

Income taxes              168,913     126,432      73,837     120,719     178,821
Extraordinary loss (1)       -        (14,815)       -           -        (22,189)

Net earnings              317,867     183,152     121,748     197,642     250,857

PER SHARE DATA:
Earnings per diluted
 share -
 Earnings before
  extraordinary item        $2.96       $1.86       $1.20       $2.06       $2.85
 Extraordinary loss (1)       -          (.14)        -           -          (.23)
 Net earnings                2.96        1.72        1.20        2.06        2.62

Dividends per common
 share                        .10         .10         .10         .10         .10

FINANCIAL CONDITION:
Working capital        $  148,011  $  251,254  $  218,400  $  540,903  $  427,241

Total assets            4,143,557   3,313,019   2,971,512   2,174,495   2,027,601

Long-term obligations     789,861     761,182     635,006     260,008     260,752

Stockholders' equity    1,700,483   1,390,797   1,235,848   1,193,882   1,014,259

 (1) Extraordinary loss on early extinguishment of debt, net of applicable income taxes.

                        IBP, inc. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
              (In thousands, except share and per share data)

                                                   Restated      Restated
                                                 December 25,   December 26,
                                                     1999          1998
                                                 ------------   ------------
ASSETS
------
CURRENT ASSETS:
  Cash and cash equivalents                       $   32,865    $   28,829
  Marketable securities                                 -            1,400
  Accounts receivable, less allowance for
    doubtful accounts of $21,352 and $13,110         849,679       635,215
  Inventories (Note B)                               615,192       454,897
  Deferred income tax benefits (Note E)               63,426        55,110
  Prepaid expenses                                    19,566        14,513
                                                   ---------     ---------
    TOTAL CURRENT ASSETS                           1,580,728     1,189,964
                                                   ---------     ---------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and land improvements                         124,053       109,600
  Buildings and stockyards                           694,212       581,129
  Equipment                                        1,373,054     1,156,793
                                                   ---------     ---------
                                                   2,191,319     1,847,522
  Accumulated depreciation and amortization         (960,391)     (857,606)
                                                   ---------     ---------
                                                   1,230,928       989,916
  Construction in progress                           131,837       168,256
                                                   ---------     ---------
                                                   1,362,765     1,158,172
                                                   ---------     ---------
OTHER ASSETS:
  Goodwill, net of accumulated amortization
    of $189,395 and $160,908                       1,054,839       826,866
  Other                                              145,225       138,017
                                                   ---------     ---------
                                                   1,200,064       964,883
                                                   ---------     ---------
                                                  $4,143,557    $3,313,019
                                                   =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note D)  $  736,242    $  629,836
  Notes payable to banks (Note C)                    542,060       140,967
  Federal and state income taxes                     135,620       152,122
  Deferred income taxes (Note E)                       3,361         1,818
  Other                                               15,434        13,967
                                                   ---------     ---------
    TOTAL CURRENT LIABILITIES                      1,432,717       938,710
LONG-TERM OBLIGATIONS (Notes C and F)                789,861       761,182
DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes (Note E)                       8,366        23,494
  Other                                              167,566       168,944
                                                   ---------     ---------
                                                     175,932       192,438
                                                   ---------     ---------

REDEEMABLE STOCK:
  Series A Preferred Stock, $0.001 par value, 25,000
   shares authorized, 5,053 and 4,488 shares
   outstanding, redemption amount: $5.1 million and
   $4.5 million                                        4,820         4,247
  Series B Preferred Stock, $0.001 par value, 25,000
   shares authorized, 18,243 and 9,237 shares
   outstanding, redemption amount: $18.5 million and
   $9.4 million                                       16,964         8,848
  Series C Preferred Stock, $0.001 par value, 25,000
   shares authorized,4,891 and 4,261 shares
   outstanding, redemption amount: $5.0 million and
   $4.3 million                                        4,161         3,491
  Class B Common Stock, $0.001 par value, 12.2
   million shares authorized, 6.5 million and 5.3
   million shares outstanding                         12,542         7,862
  Class B Common Stock Warrants, 3.3 million and 3.2
   million warrants outstanding                        6,077         5,444
                                                   ---------     ---------
     TOTAL REDEEMABLE STOCK                           44,564        29,892
                                                   ---------     ---------

STOCKHOLDERS' EQUITY:
  Common stock                                         4,964         4,964
  Additional paid-in capital                         404,463       409,564
  Retained earnings                                1,358,971     1,053,108
  Accumulated other comprehensive income              (8,600)      (16,456)
  Treasury stock, at cost                            (59,315)      (60,383)
                                                   ---------     ---------
    TOTAL STOCKHOLDERS' EQUITY                     1,700,483     1,390,797
                                                   ---------     ---------
                                                  $4,143,557    $3,313,019
                                                   =========     =========
See notes to consolidated financial statements.

                        IBP, inc. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)

                                               52 Weeks Ended
                                --------------------------------------------
                                  Restated       Restated        Restated
                                December 25,   December 26,    December 27,
                                    1999           1998            1997
                                ------------   ------------    ------------
Net sales (Note A)              $14,635,036    $13,276,708     $13,446,498
Cost of products sold            13,639,966     12,539,174      12,975,071
                                 ----------     ----------      ----------
Gross profit                        995,070        737,534         471,427

Selling, general and
  administrative expenses           440,474        355,564         231,669
                                 ----------     ----------      ----------

Earnings from operations            554,596        381,970         239,758

Interest:
  Incurred                          (81,989)       (70,011)        (56,172)
  Capitalized                         8,589          7,976           6,933
  Income                              5,584          4,464           5,066
                                 ----------     ----------      ----------
                                    (67,816)       (57,571)        (44,173)
                                 ----------     ----------      ----------

Earnings before income taxes
  and extraordinary item            486,780        324,399         195,585

Income taxes (Note E)               168,913        126,432          73,837
                                 ----------     ----------      ----------
Earnings before extraordinary
  item                              317,867        197,967         121,748

Extraordinary loss on early
  extinguishment of debt,
  less applicable taxes
  (Note F)                            -            (14,815)           -
                                 ----------     ----------      ----------
Net earnings                    $   317,867    $   183,152     $   121,748
                                 ==========     ==========      ==========
Earnings per share (Note K):
---------------------------
  Earnings before
    extraordinary item                $3.26          $2.02           $1.26
  Extraordinary item                    -             (.15)            -
                                       ----           ----            ----
  Net earnings                        $3.26          $1.87           $1.26
                                       ====           ====            ====
Earnings per share - assuming dilution:
--------------------------------------
  Earnings before extraordinary
    item                              $2.96          $1.86           $1.20
  Extraordinary item                    -             (.14)            -
                                       ----           ----            ----
  Net earnings                        $2.96          $1.72           $1.20
                                       ====           ====            ====

See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                  STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                      (in thousands, except per share data)

                                                                       Accumulated
                                   Common          Additional             Other                  Total
                                   Shares   Common  Paid-in   Retained Comprehensive Treasury  Stockholders'
                                Outstanding  Stock  Capital   Earnings     Income      Stock      Equity
                                -------------------------------------------------------------------------------
Restated balances,
  December 28, 1996                94,627   $4,750  $427,456  $769,426   $    (32)   $ (7,718)   $1,193,882
Comprehensive income:
 Net earnings - restated                                       121,748                              121,748
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                 (6,082)                   (6,082)
	                                                                                            ---------
Comprehensive income - restated                                                                     115,666
                                                                                                  ---------
Dividends declared on common
 stock, $.10 per share                                          (9,249)                              (9,249)
Shares issued by pooled company     4,280      214     4,286                                          4,500
Dividends on preferred stock                                      (652)                                (652)
Accretion of preferred stock                                       (30)                                 (30)
Treasury shares purchased          (3,800)                                            (73,915)      (73,915)
Treasury shares delivered under
 employee stock plans               1,759            (20,504)                          26,150         5,646
                                -------------------------------------------------------------------------------
Restated balances,                 96,866   $4,964  $411,238  $881,243    $(6,114)   $(55,483)   $1,235,848
  December 27, 1997
Comprehensive income:
 Net earnings - restated                                       183,152                              183,152
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                (10,342)                  (10,342)
                                                                                                  ---------
Comprehensive income - restated                                                                     172,810
Dividends declared on common
 stock, $.10 per share                                          (9,246)                              (9,246)
Dividends on preferred stock                                    (1,719)                              (1,719)
Accretion of redeemable stock                                     (322)                                (322)
Treasury shares purchased            (592)                                            (12,370)      (12,370)
Treasury shares delivered under
 employee stock plans                 320             (1,674)                           7,470         5,796
                                -------------------------------------------------------------------------------
Restated balances,

                                                            -8-

                                                                       Accumulated
                                   Common          Additional             Other                   Total
                                   Shares   Common  Paid-in   Retained Comprehensive Treasury  Stockholders'
                                Outstanding  Stock  Capital   Earnings     Income      Stock      Equity
                                -------------------------------------------------------------------------------
December 26, 1998                  96,594   $4,964 $409,564 $1,053,108  $ (16,456)   $(60,383)   $1,390,797
                                                                                                  ---------
Comprehensive income:
 Net earnings - restated                                       317,867                              317,867
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                  7,856                     7,856
Comprehensive income - restated                                                                     325,723
                                                                                                  ---------
Dividends declared on common
 stock, $.10 per share                                          (9,230)                              (9,230)
Accretion of redeemable stock                                     (356)                                (356)
Dividends on preferred stock                                    (2,418)                              (2,418)
Treasury shares purchased            (326)                                             (6,170)       (6,170)
Treasury shares delivered under
 employee stock plans                 378            (5,101)                            7,238         2,137
                                -------------------------------------------------------------------------------
Restated balances,                 96,646   $4,964 $404,463 $1,358,971  $  (8,600)   $(59,315)   $1,700,483
  December 25,1999
                                ===============================================================================

See notes to consolidated financial statements.

                        IBP, inc. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (In thousands)
                                                  52 Weeks Ended
                                      ----------------------------------------
                                        Restated      Restated      Restated
                                      December 25,  December 26,  December 27,
                                          1999          1998          1997
                                      ------------  ------------  ------------
                                                 Inflows (outflows)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                         $  317,867    $  183,152     $  121,748
                                       ---------     ---------      ---------
 Adjustments to reconcile net earnings
 to cash flows from operations:
  Depreciation and amortization          125,515       110,249         97,890
  Amortization of intangible assets       31,163        28,924         18,562
  Non-cash restricted and variable
   stock compensation                     (9,675)       11,668         (1,622)
  Fixed assets impairment write-downs     29,351          -              -
  Deferred income tax (benefit) provision (3,936)       (6,314)           824
  Change in customer advances             12,000       (14,100)          -
  Extraordinary loss on extinguishment
    of debt                                 -           14,815           -
  Provision for bad debts                 15,907         2,161            618
  Net loss on disposal of fixed assets     1,710        16,996          1,587
  Net loss on disposal of financings        -             -               210
  Other operating cash inflows            15,072        15,609         18,885
  Other operating cash outflows           (6,359)       (8,299)        (6,171)
  Working capital changes, net of
    effects of acquisitions:
    Accounts receivable                 (177,301)      (30,560)       (22,404)
    Inventories                         (107,050)      (22,967)        (9,358)
    Accounts payable and accrued
      liabilities                         53,099        70,099        (14,018)
    Change in checks in process of
     clearance                            20,576       (29,464)        (7,715)
                                       ---------     ---------      ---------
                                              72       158,817         77,288
                                       ---------     ---------      ---------
Net cash flows provided by
 operating activities                    317,939       341,969        199,036
                                       ---------     ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired     (504,420)     (186,639)      (384,569)
 Capital expenditures                   (208,781)     (183,040)      (137,539)
 Proceeds from disposals of marketable    20,800       257,721        403,723
 Purchases of marketable securities      (19,400)     (250,954)      (237,243)
 Investment in life insurance contracts   (7,759)      (38,000)        (4,000)
 Proceeds from sale of PP&E                4,523         3,687          5,737
 Insurance proceeds                        3,010           190             65
 Investment in notes receivable           (8,000)         -            (3,544)
 Other investing cash inflows                319          -             3,772
                                       ---------     ---------      ---------
 Net cash flows used in investing
  activities                            (719,708)     (397,035)      (353,598)
                                       ---------     ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in short-term debt             317,964       121,210        279,955
 Purchase of treasury stock               (6,170)      (12,370)       (73,915)
 Dividends paid on common stock           (9,229)       (9,252)        (9,300)
 Exercise of stock options                 2,137         3,238          6,505
 Principal payments on long-term
  obligations                            (10,977)     (118,360)      (216,894)
 Proceeds from issuance of long-term debt100,800        49,773        132,187
 Proceeds from sale of stock and warrants  9,582         7,944         15,195
 Premiums paid on early retirement of
  debt                                      -          (20,636)          -

 Payment of loan acquisition costs          -           (6,824)        (1,713)
 Other financing cash outflows              -             (156)          -
                                       ---------     ---------      ---------
 Net cash flows provided by (used in)
  financing activities                   404,107        14,567        132,020
                                       ---------     ---------      ---------
 Effect of exchange rate on cash and
  cash equivalents                         1,698        (1,548)          (746)
                                       ---------     ---------      ---------
 Net change in cash and cash equivalents   4,036       (42,047)       (23,288)
 Cash and cash equivalents at beginning
  of year                                 28,829        70,876         94,164
                                       ---------     ---------      ---------
 Cash and cash equivalents at end of
  year                                $   32,865    $   28,829     $   70,876
                                       =========     =========      =========
See notes to consolidated financial statements.

                        IBP, inc. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998
          -------------------------------------------------------
                           AND DECEMBER 27, 1997
                           ---------------------
     Columnar amounts in thousands, except share and per share amounts

     A.   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          ------------------------------------------------------
           RESTATEMENTS - The accompanying financial statements have been restated to reflect adjustments for irregularities and misstatements at one of the company's subsidiaries, the application of variable plan accounting for certain stock options, and expanded disclosures related to segment information, acquisitions, long-term debt and capital lease obligations, contingencies, redeemable stock and capital stock. See Notes M and R for more detail relating to the effects of these restatements.

          The statements of cash flows have also been restated to provide more detail of certain cash transactions that were previously reported on a combined basis and to reclassify the change in the company's checks in process of clearing to cash flows from operations as a change in accounts payable, consistent with the balance sheet classification. The change in this balance previously was included in financing activities.

           PRINCIPLES OF CONSOLIDATION - All subsidiaries are wholly owned and are consolidated in the accompanying financial statements. All material intercompany balances, transactions and profits have been eliminated.

           On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA") through an exchange of shares. The business combination was accounted for as a pooling of interests. These historical financial statements of the company have been restated to give effect to the above acquisition as though the companies had operated together from the beginning of the earliest period presented.

           MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

           FISCAL YEAR - IBP's fiscal year ends on the last Saturday of the calendar year. Fiscal years 1999, 1998 and 1997 all consisted of 52 weeks.

           REVENUE RECOGNITION - Revenues from product sales are recorded upon shipment to customers.

           EXPORT SALES - In 1999, 1998 and 1997, net export sales, principally to customers in Asia and also to destinations in the Americas and Europe, amounted to $1.7 billion, $1.6 billion and $1.7 billion, respectively.

           STATEMENT OF CASH FLOWS - For purposes of the statement of cash flows, management considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Such investments are carried at cost, which approximates fair value.

          DERIVATIVE INSTRUMENTS - To manage interest rate and currency exposures, the company uses interest rate swaps and currency forward contracts. IBP specifically designates interest rate swaps as hedges of debt instruments and recognizes interest differentials as adjustments to interest expense in the period they occur. Gains and losses related to foreign currency hedges of firmly committed transactions are deferred and are recognized in income when the hedged transaction occurs.

          To manage its commodity exposures, the company uses commodity futures, options and forward contracts. These instruments are used primarily in forward purchases of livestock and, to a lesser extent, forward sales of products. The company accounts for these instruments as hedges of specific lots of livestock or sales and any gain or loss is not recognized until the hedged transaction occurs.

           Livestock hedging gains or losses are included in cost of products sold while forward sales hedging transactions are recorded in net sales. Cash flows related to derivative financial instruments are classified in the statement of cash flows in a manner consistent with those of transactions being hedged.

           MARKETABLE SECURITIES - Marketable securities are classified as available for sale, are highly liquid and are purchased and sold on a short-term basis as part of IBP's management of working capital. Such securities consist of auction market preferred stock, which management does not intend to hold more than one year, and tax-exempt securities and commercial paper with maturities of less than one year. Marketable securities are carried at cost, which approximates fair value.

           INVENTORIES - Inventories are valued on the basis of the lower of first-in, first-out cost or market.

           PROPERTY, PLANT AND EQUIPMENT - Depreciation is provided for property, plant and equipment on the straight-line method over the estimated useful lives of the respective classes of assets as follows:

                Land improvements..................8 to 20 years
                Buildings and stockyards..........10 to 40 years
                Equipment..........................3 to 12 years

           Leasehold improvements, included in the equipment class, are amortized over the life of the lease or the life of the asset, whichever is shorter.

           GOODWILL - Goodwill is amortized on a straight-line basis generally over 40 years.

           IMPAIRMENT OF LONG-LIVED ASSETS - The company reviews the carrying value of its long-lived assets (including goodwill) for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assessment of impairment is based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. During 1999, the company wrote down $30 million of impaired long-lived assets, including $15 million in the fourth quarter 1999. These write-downs, which were classified in cost of products sold, were primarily attributable to the company's decision to exit its cow boning business.

           FOREIGN CURRENCY TRANSLATION - The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholders' equity. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in net earnings.

          ACCOUNTING CHANGES - In June 1999, Statement of Financial Accounting Standard ("SFAS") No. 137 was issued, which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and is effective no later than the first quarter of fiscal 2001. Based upon the company's current level of derivatives activity, management expects that this standard will not materially affect the company's financial position or results of operations.

           Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements", was issued in December 1999 and includes staff interpretations of the application of generally accepted accounting principles to revenue recognition. The company expects to adopt the provisions of SAB 101 in the first quarter of 2000 by recording a cumulative effect of accounting change related to revenue recognition of approximately $2,429, net of
     $1,489 tax. As a result of the guidance in SAB 101, the company will recognize revenue upon delivery of product to customers. The Company had historically recognized revenue upon shipment, based on its interpretation of Statement of Financial Accounting Concepts No. 5, Revenue and Recognition in Measurement in Financial Statements of Business Enterprises.

           COMPREHENSIVE INCOME - Comprehensive income consists of net earnings and foreign currency translation adjustments. Management considers its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There were no reclassification adjustments to be reported in the periods presented.

           RECLASSIFICATIONS - Certain reclassifications have been made to prior financial statements to conform to the current year presentation.

     B.   INVENTORIES:
          -----------

          Inventories are comprised of the following:

                                     Restated
                                   December 25,  December 26,
                                       1999          1998
                                   ------------  ------------

       Product inventories:
         Raw materials              $ 57,385      $ 40,754
         Work in process              84,505        70,643
         Finished goods              238,710       171,878
                                     -------       -------
                                     380,600       283,275
       Livestock                     137,300        89,321
       Supplies                       97,292        82,301
                                     -------       -------
                                    $615,192      $454,897
                                     =======       =======

     C.   CREDIT ARRANGEMENTS:
          -------------------
           At December 25, 1999, IBP had in place four committed revolving credit facilities totaling $659 million in potential borrowings. The primary facilities were a $500 million multi-year credit facility (the "Multi-Year Facility") and a $100 million revolving promissory note (the "Promissory Note"). Two revolvers in place at CBFA at December 25, 1999 with $59 million in borrowing capacity were terminated on February 7, 2000. From time to time, IBP also used uncommitted lines of credit for some or all of its short-term borrowing needs.

           The Multi-Year Facility is a revolving facility with a maturity date of December 20, 2000. Facility fees can vary from .085 to .200 of 1% on the total amount of the facility. The Promissory Note was extended on May 1, 1999 and matures on April 30, 2000.

           In January 2000, the company increased its revolving credit capacity by $300 million via a one-year facility with two major financial institutions. Credit terms were similar to those in existing credit facilities.

          There were total borrowings of $538 million outstanding under the revolving facilities at December 25, 1999, $320 million of which was classified as current liabilities. IBP also had $133 million of short-term borrowings outstanding at year-end 1999 under uncommitted credit lines. The remaining $218 million under revolving facilities was classified as non-current in the consolidated balance sheet. The interest rate at December 25, 1999 on the non-current portion was 6.9%.

           During fiscal 1999, the maximum amount of borrowings under all of IBP's credit arrangements, including any amounts considered non-current, was $786 million. Average borrowings under IBP's credit arrangements and the weighted average interest rate during fiscal 1999 were $606 million and 5.5%. The comparable 1998 figures were average borrowings of $437 million and an average interest rate of 5.8%.

           IBP's credit facility agreements contain certain restrictive covenants that, among other things, (1) require the maintenance of a minimum debt service coverage ratio; and (2) provide for a maximum funded debt ratio.

     D.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
          -------------------------------------
          Accounts payable and accrued expenses are comprised of the following:

                                      Restated
                                    December 25,  December 26,
                                        1999          1998
                                    ------------  ------------
       Accounts payable,
       principally
         trade creditors              $302,101      $247,605
                                       -------       -------
       Checks in process of            122,754       101,888
       clearance                       -------       -------
       Accrued expenses:
         Employee compensation          98,999        87,725
         Employee benefits              47,274        37,139
         Property and other taxes       25,587        24,809
         Marketing costs                25,273        18,663
         Other                         114,254       112,007
                                       -------       -------
                                       311,387       280,343
                                       -------       -------
                                      $736,242      $629,836
                                       =======       =======


     E.   INCOME TAXES:
          ------------
           Income tax expense consists of the following:
                               Restated   Restated   Restated
                                 1999       1998       1997
                               --------   --------   --------
       Current:
         Federal               $148,955   $119,831   $ 74,364
         State                   20,794     13,555      3,949
         Foreign                  3,100       (640)    (5,300)
                                -------    -------     ------
                                172,849    132,746     73,013
                                -------    -------     ------
       Deferred:
         Federal                 (6,148)    (6,695)     2,798
         State                     (413)       531        251
         Foreign                  2,625       (150)    (2,225)
                                -------    -------     ------
                                 (3,936)    (6,314)       824
                                -------    -------     ------
                               $168,913   $126,432   $ 73,837
                                =======    =======     ======

          Total income tax expense varies from the amount that would be provided by applying the U.S. federal income tax rate to earnings before income taxes. The major reasons for this difference (expressed as a percentage of pre-tax earnings) are as follows:

                                    Restated   Restated   Restated
                                      1999       1998       1997
                                    --------   --------   --------
          Federal income tax rate     35.0%      35.0%      35.0%
          State income taxes, net
            of federal benefit         2.8        3.0        2.9
          Settlement of federal
            audit issues              (2.8)        -           -
          Foreign tax items           (1.6)      (1.3)      (1.9)
          Goodwill amortization        1.4        1.9        2.5
          Stock options expense       (0.6)       0.8       (0.3)
          Other, net                   0.5       (0.4)      (0.4)
                                      ----       ----       ----
                                      34.7%      39.0%      37.8%
                                      ====       ====       ====

           Management reached a settlement with the U.S. Internal Revenue Service ("IRS") on audit issues related to fiscal years 1989, 1990 and 1991. The IRS is currently examining the years 1992 through 1996. In management's opinion, adequate provisions for income taxes have been made for all years. Deferred income tax liabilities and assets were comprised of the following:


                                            Restated       Restated
                                          December 25,   December 26,
                                              1999           1998
                                          ------------   ------------
       Deferred tax assets:
         Nondeductible accrued           $  106,589    $   99,233
       liabilities
         State tax credit carryforwards       9,140         8,543
         Bad debt and claims reserves         7,259         4,579
         Federal and state operating
           loss carryforwards                31,969        20,874
         Other                                4,213         3,813
                                            -------       -------
         Gross deferred tax assets          159,170       137,042
         Valuation allowance                 (9,140)       (8,543)
                                            -------       -------
         Net deferred tax assets            150,030       128,499
                                            -------       -------

       Deferred tax liabilities:
         Fixed assets                       (76,280)      (81,229)
         Intangible assets                  (17,901)      (13,339)
         Other                               (4,150)       (4,133)

                                            (98,331)      (98,701)
                                             ------        ------
                                         $   51,699    $   29,798
                                             ======        ======

           The net $0.6 million increase in the valuation allowance for deferred tax assets was the result of net state tax credits earned. No benefit has been recognized for these state tax credit carryforwards, most of which expire in the years 2004 through 2008.

             At December 25, 1999, after considering utilization restrictions, the company's acquired tax loss carryforwards approximated $94 million, including $48 million acquired in the purchase of H&M Food Systems Company, Inc. (see note L). The net operating loss carryforwards, which are subject to utilization limitations due to ownership changes, may be utilized to offset future taxable income as follows: approximately $21 million each in 2000, 2001, 2002 and 2003 and $11 million in 2004. Loss carryforwards not utilized in the first year that they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. These carryforwards expire during the years 2005 through 2019.

                                         -16-


      F.   LONG-TERM OBLIGATIONS:
           ---------------------
           Long-term obligations are summarized as follows:

                                          Restated
                                        December 25,   December 26,
                                            1999          1998
                                        ------------   ------------
       Revolving credit facilities      $  218,327     $  196,764
       CBFA Term Loans                     138,125        143,650
       7.45% Senior Notes due 2007         125,000        125,000
       6.125% Senior Notes due 2006        100,000        100,000
       7.125% Senior Notes due 2026        100,000        100,000
       6.0% Securities due 2001             50,000         50,000
       CBFA Subordinated Notes              33,464         31,000
       Discount on Subordinated Notes       (2,655)        (3,174)
       Present value of capital
         lease obligations                  26,878         27,676
       Other                                13,847          1,141
                                           -------        -------
                                           802,986        772,057
       Less amounts due within one year     13,125         10,875
                                           -------        -------
                                        $  789,861     $  761,182
                                           =======        =======

          CBFA had three term loans in original principal amounts of $65 million ("Term Loan A"), $70 million ("Term Loan B"), and $12 million ("Term Loan C"). Term Loans A and B were repayable in graduated quarterly installments through 2004 and 2006, respectively. Term Loan C was due in 2006. The Term Loans were at variable interest rates based upon two options. At year-end 1999, the weighted average interest rate on borrowings under Term Loans A, B and C was 9.6%. These Term Loans were paid off upon IBP's acquisition of CBFA on February 7, 2000, using available IBP debt facilities.

          CBFA had senior subordinated promissory notes (the "Subordinated Notes") with a financial institution, which was also a CBFA stockholder. The principal amount of the Subordinated Notes was due June 30, 2007 and interest accrues at a blended rate of 12.2%. The Subordinated Notes contained detachable warrants to purchase a total of 2.2 million shares of Class B Common Stock. The allocation of fair values of these debt and equity instruments resulted in debt discounts, which were being amortized to interest expense over the term of the Subordinated Notes. These Subordinated Notes were paid off upon

                                      -17-

      IBP's acquisition of CBFA on February 7, 2000, using available IBP debt facilities.

            On January 31, 2000, the company issued $300 million of 7.95% 10-year notes under its $550 million Debt Securities program originally registered with the Securities and Exchange Commission ("SEC") in 1996. This Debt Securities program was subsequently amended and filed with the SEC on January 27, 2000. The net proceeds, issued at a slight discount to par, were used to repay existing borrowings under revolving credit facilities. Interest is payable semiannually.

            During the first quarter 1998, the company completed its purchase of all of the $112 million outstanding 10.75% Senior Subordinated Notes of its wholly owned subsidiary, Foodbrands America, Inc. ("Foodbrands"). Net prepayment premiums, accelerated amortization of unamortized deferred financing costs, and transaction expenses totaled $24 million, before applicable income tax benefit of $9 million, and was accounted for as an extraordinary loss.

           The purchase of the Foodbrands obligations by IBP was funded with available credit facilities. The portion of borrowings under IBP's revolving credit facilities considered long-term was $218 million at December 25, 1999 and $197 million at December 26, 1998.

            Substantially all of the leased assets under capital leases can be purchased by IBP at the end of the respective lease terms. Leased assets at December 25, 1999 are comprised of $19.4 million in buildings and $12.1 million in equipment in the consolidated balance sheets, with accumulated amortization of approximately $12 million. Minimum lease payments under capital lease obligations for each of the five fiscal years subsequent to 1999 are (in millions); $4.4; $5.3; $3.2; $2.2; and $2.2. Amounts representing interest in the above payments total $5.7.

            Aggregate maturities of long-term obligations, excluding capital leases, for each of the five fiscal years subsequent to 1999 are (in millions): $185.3; $62.7; $14.7; $16.2 and $70.1.

      G.   STOCK PLANS:
           -----------
           Officer Long-Term Stock Plans:
           -----------------------------
            IBP has officer long-term stock plans which provide for awards to key officers of IBP which, subject to certain restrictions, will vest generally after five years resulting in the delivery of shares of common stock over the one-year period following such vesting. At December 25, 1999, there were approximately 607,000 shares available for future awards under the plans. The company recognized compensation expense for these plans totaling $3.1 million, $2.3 million and $3.3 million, respectively, in 1999, 1998 and 1997.

                                     -18-
           The status of shares under the officer long-term stock plans is summarized as follows:

                                    Number of  Weighted Average
                                     Shares     Price per Share
                                    ---------------------------

       Balance, December 28, 1996     1,342.2        $11.13
         Granted                        290.6         21.11
         Delivered                   (1,020.0)         8.41
         Forfeited                      (10.2)        18.36
                                      ---------------------
       Balance, December 27, 1997       602.6         20.48
         Granted                         48.8         23.94
         Delivered                         -            -
         Forfeited                       (9.3)        21.48
                                      ---------------------
       Balance, December 26, 1998       642.1         20.54
         Granted                         61.7         22.49
         Delivered                      (86.9)        15.12
         Forfeited                       (6.9)        25.38
                                      ---------------------
       Balance, December 25, 1999       610.0        $21.84
                                      ---------------------

          Stock Option Plans:
          ------------------
          IBP has stock option plans under which incentive and non-qualified stock options may be granted to key employees and directors of IBP and its subsidiaries. As of December 25, 1999, the plans provided for the delivery of up to 7.1 million shares of common stock upon exercise of options granted at no less than the market value of the shares on the effective date of grant. An additional 0.4 million options granted in 1998 were non-qualified ("non-qualifying options") based upon differences in market price on the effective date and issuance date. The expense recorded for the non-qualifying options is recognized over the vesting period.

          The company's stock option plan grants officers additional bonus options if the original options are exercised. The original officer options are generally issued at market price at the date of  the  grant, vest over a five-year period and have  a  ten-year
     term.   The bonus options are issued at market price at  the  date the bonus options are granted and are exercisable after two years, provided the shares acquired with the original options are still owned by the officer. As a result of the bonus options feature, variable plan accounting is appropriate for the options granted under these provisions. Compensation expense for the original
     options  is  recorded  over  the  vesting  period  based  on   the
     difference between the market value and the exercise price at the end of each period. Compensation expense related to the bonus options is recorded based on the market value and the exercise prices over the vesting period from the date vesting becomes
     probable,   to  the  date  the  bonus  options  are   vested   and
     exercisable. Compensation charges (credits) related to these options under variable plan accounting was $(11,991), 10,968 and (1,872) in 1999, 1998 and 1997 respectively.

           All options may be granted for terms up to but not exceeding ten years and are generally fully vested after five years from the date granted. At December 25, 1999 and December 26, 1998, there were 2.7 million and 3.2 million options, respectively, reserved for future grants.

            The company follows the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly,
     compensation cost for stock option, if any, is recorded as described above for variable plans and for fixed plans is recorded based on the excess of the market price of the stock over the exercise price at the date of grant. The expense is recognized over the vesting period. Had compensation cost for IBP's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998, and 1997 consistent with the provisions of SFAS No. 123, IBP's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                      Restated    Restated    Restated
                                        1999        1998        1997
                                      --------    --------    --------
       Net earnings - as reported     $317,867    $183,152    $121,748
       Net earnings - pro forma        303,725     190,056     117,196
       Earnings per share - as            3.26        1.87        1.26
       reported
       Earnings per share - pro           3.12        1.94        1.22
       forma
       Earnings per diluted share -
         as reported                      2.96        1.72        1.20
       Earnings per diluted share -
         pro forma                        2.82        1.78        1.16

          The weighted average fair values at date of grant for options granted at market value during 1999, 1998 and 1997 were $7.53, $7.29 and $7.91 per option respectively. The weighted-average fair value for the non-qualifying options granted in 1998 was $13.15 per option. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 1999, 1998 and 1997:

                                       1999        1998        1997
                                     --------    --------    --------
       Expected option life           6 years     6 years     6 years
       Expected annual volatility        26%         26%         26%
       Risk-free interest rate          5.8%        4.7%        5.8%
       Dividend yield                   0.4%        0.4%        0.4%


           The status of stock options under the plans is summarized as follows:

                             Number of   Weighted Average     Options
                              Shares      Price Per Share   Exercisable
                             ---------   ----------------   -----------
       Balance at
        December 28, 1996     4,549.9         $16.09          1,721.0
         Granted                658.2          21.63
         Exercised             (738.5)          8.78
         Canceled              (344.4)         21.25
       --------------------------------------------------------------
       Balance at
        December 27, 1997     4,125.2          17.85          1,846.3
         Granted at market

          Value                 208.7          21.37
         Granted at a price
          below market          434.2          16.56
       value
         Exercised             (320.1)         11.44
         Canceled              (199.4)         21.64
       --------------------------------------------------------------
       Balance at
        December 26, 1998     4,248.6          18.20          2,230.9
         Granted                651.0          20.63
         Exercised             (290.9)         10.64
         Canceled              (179.0)         21.65
       --------------------------------------------------------------
       Balance at
        December 25, 1999     4,429.7         $18.92          2,543.7

           The following table summarizes information about stock options outstanding at December 25, 1999:

                          Number       Weighted Average
       Range of         Outstanding       Remaining      Weighted Average
  Exercisable Prices    At 12/25/99    Contractual Life   Exercise Price
  ------------------    -----------    ----------------  ----------------
    $ 6.75 to 15.99          994.2        2.9 years           $10.84
     16.00 to 25.99        3,335.7        6.9 years            21.06
     26.00 to 33.00           99.8        7.0 years            28.11
    ---------------------------------------------------------------------
    $ 6.75 to 33.00        4,429.7        6.3 years           $18.92


                                     Number
               Range of           Exercisable       Weighted Average
           Exercisable Prices     At 12/25/99        Exercise Price
           ------------------     -----------       ----------------
            $ 6.75 to 15.99           971.1               $10.73
             16.00 to 25.99         1,529.2                21.77
             26.00 to 33.00            43.4                28.33
            --------------------------------------------------------
            $ 6.75 to 33.00         2,543.7               $17.65

           Shares of common stock to be delivered for approximately 0.6 million options under the stock option plans must come from previously issued shares. All other shares of stock to be delivered pursuant to the stock option plans and the officer long-term stock plans may alternatively come from previously authorized but unissued common stock.

           The company, by virtue of its acquisition of CBFA, has a restricted stock plan for which, upon termination of employment with the company, grantees have the right to require the company to purchase the vested portion of shares issued under the plan at fair market value. As a result of this mandatory redemption feature (the "Put Features"), shares issued under the plan are classified as redeemable stock in the accompanying consolidated balance sheet, and the plan is accounted for as a "variable plan" in accordance with APB Opinion #25. Since the inception of the plan, no grantees have exercised their Put Features, and management considers the likelihood of significant Put Features being exercised in the future to be remote. The company recorded compensation expense of $2.3 million, $0.7 million and $0.3 million related to these grants in fiscal 1999, 1998 and 1997, respectively. Approximately 1.2 million shares were granted in fiscal 1997 and another 0.8 million shares were granted in fiscal

     1999. At December 25, 1999, there were approximately 2.0 million shares outstanding under the restricted stock plan. Approximately
     1.3 million shares outstanding under the restricted stock plan were vested at the merger date (February 7, 2000) and delivered. The remaining 0.7 million shares outstanding at that date will vest no later than 8 years following the grant date, based on a combination of performance-based and time-based criteria, and authorized, unissued common shares will then be delivered to the grantees.


     H.   SUPPLEMENTAL CASH FLOW INFORMATION:
          ----------------------------------
           Supplemental information on cash payments is presented as follows:


                                         1999        1998        1997
                                       --------    --------    --------
       Interest, net of amounts
        capitalized                   $ 65,137    $ 62,598    $ 42,885
       Income taxes                    197,235      76,364      41,345

     I.   FINANCIAL INSTRUMENTS:
          ---------------------
          Interest and Currency Rate Derivatives:
          --------------------------------------
           The company's policy is to manage interest cost using a mix of fixed and variable rate debt. To manage this mix in a cost-effective manner, the company may enter into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These interest rate swaps effectively convert a portion of the company's fixed-rate debt to variable-rate debt, or vice versa.

           The notional amounts of these swap agreements were $50 million at year-end 1999 and $99 million at year-end 1998. The notional amounts of these and other derivative instruments do not represent assets or liabilities of the company but, rather, are the basis for the settlements under the contract terms.

           The company's Canadian subsidiary enters into currency futures contracts to hedge its exposures on receivables, live cattle and purchase commitments in foreign currencies. At December 25, 1999, the company had outstanding contracts to buy Canadian dollars totaling CDN$96 million at various dates through 2000. Comparable outstanding contracts at year-end 1998 totaled CDN$130 million. The company also had outstanding contracts at year-end 1999 to sell $20 million U.S. dollars at various dates. There were no such contracts outstanding at year-end 1998.

          There were no material realized or unrealized gains or losses for any derivative financial instruments in any of the fiscal years presented. The company monitors the risk of default by its financial instrument counterparties, all of which are major financial institutions, and does not anticipate nonperformance.

          Fair Value of Financial Instruments:
          -----------------------------------
           The following methods and assumptions are used in estimating
     the   fair   value  of  each  class  of  the  company's  financial
     instruments at December 25, 1999:

            For   cash  equivalents,  marketable  securities,  accounts
     receivable, notes payable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the short-term nature of these instruments.

           For securities included in other assets, fair value is based upon quoted market prices for these or similar securities. The carrying amount approximates fair value for these securities. Life insurance contracts are carried at fair value.

          For long-term debt, fair value was determined using valuation techniques that considered cash flows discounted at current market rates and management's best estimate for instruments without quoted market prices. At year-end 1999, the carrying value exceeded the fair value by $14 million. At year-end 1998, the fair value exceeded the carrying value by $6 million. The company's long-term debt is generally not callable until maturity, except for the 7.125% Senior Notes due 2026 and all of CBFA's debt obligations, subject to prepayment premiums.

            For   derivatives,  the  fair  value  was  estimated  using
     termination cash values. The fair values of IBP's derivatives at year-ends 1999 and 1998 were not material.

     J.   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:
          ----------------------------------------------
            IBP's subsidiary, Foodbrands America, Inc. ("Foodbrands"), has defined benefit pension plans at three of its facilities. Foodbrands also provides life insurance and medical benefits for substantially all retired hourly and salaried employees of one of its subsidiaries under various defined benefit plans.

                                   Pension Benefits     Other Benefits
                                    1999      1998      1999      1998
   Change in benefit obligation:
   Benefit obligation at
   beginning
    of year                       $ 70,921  $ 68,933  $ 68,851  $ 69,410
   Service cost                        568       473       221       229
   Interest cost                     4,690     4,787     4,452     4,799
   Actuarial (gain) loss            (3,979)    3,117    (4,634)      666
   Benefits paid                    (6,284)   (6,389)   (5,938)   (6,253)
                                    ------    ------    ------    ------

   Benefit obligation at end of     65,916    70,921    62,952    68,851
   year                             ------    ------    ------    ------

   Change in plan assets:
   Fair value of plan assets at
    beginning of year               66,737    65,110         5         9
   Actual return on plan assets      9,378     5,165         1      -
   Employer contribution               188     2,851     5,954     6,249
   Benefits paid                    (6,284)   (6,389)   (5,938)   (6,253)
                                    ------    ------    ------    ------

   Fair value of plan assets at
   end of year                      70,019    66,737        22         5
                                    ------    ------     -----     -----

   Funded status                     4,103    (4,184)  (62,930)  (68,846)
   Unrecognized net actuarial
   (gain)
    Loss                            (3,967)    3,812    (3,064)    1,587
                                     -----     -----     -----     -----
   Net amount recognized          $    136  $   (372) $(65,994) $(67,259)
                                   =======   =======   =======   =======
   Amounts recognized in the
   statement
    of financial position consist of:

   Prepaid benefit cost           $  1,040  $  1,046  $   -     $   -
   Accrued benefit liability          (904)   (1,418)  (65,994)  (67,259)
                                     -----     -----    ------    ------
   Net amount recognized          $    136  $   (372) $(65,994) $(67,259)
                                   =======   =======   =======   =======


   Weighted-average assumptions
   as of year end:
   Discount rate
                                     7.75%     6.75%     7.75%     6.75%
   Expected return on plan assets    8.50%     8.50%      n/a       n/a


           For measurement purposes, a 9.2% annual rate of increase in the per capita claims cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 8.7% by 2001, 7.5% by 2006, and 6.5% by 2011 and remain at that level thereafter.

     Components of net periodic benefit cost:

      Pension benefits
                                        1999        1998        1997
      Service cost                    $    568    $    473    $    411
      Interest cost                      4,690       4,787       4,956
      Expected return on plan assets    (5,578)     (5,501)     (4,993)
                                         -----       -----       -----
      Net periodic (benefit) cost     $   (320)   $   (241)   $    374
                                       =======     =======     =======



      Other benefits
                                        1999        1998        1997
      Service cost                    $    221    $    229    $    197
      Interest cost                      4,452       4,799       5,018
      Expected return on plan assets      -             (1)         (2)
                                         -----       -----       -----
      Net periodic cost               $  4,673    $  5,027    $  5,213
                                       =======     =======     =======

           Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                        1-percentage-  1-percentage-
                                            Point          Point
                                          Increase       Decrease

      Effect on total of service and
       interest cost components for      $   117        $   (45)
      1999
      Effect on year-end postretirement
       benefit obligation                $   923        $  (898)

   K. EARNINGS PER SHARE:

                                                    Fiscal Year
                                         Restated    Restated    Restated
                                           1999        1998        1997
   Numerator:
    Earnings before extraordinary item   $317,867    $197,967    $121,748

    Preferred stock dividends and          (2,774)     (2,041)       (682)
    accretion                             -------     -------     -------
    Earnings available for common shares $315,093    $195,926    $121,066
                                          =======     =======     =======

   Denominator:
    Weighted average common shares
     Outstanding                           96,586      96,774      95,811
    Dilutive effect of employee stock      10,015       8,518       5,015
    plans                                 -------     -------     -------
    Diluted average common shares         106,601     105,292     100,826
                                          =======     =======     =======

    Basic earnings before extraordinary
     item per common share                  $3.26       $2.02       $1.26
                                             ====        ====        ====
    Diluted earnings before
   extraordinary
     item per common share                  $2.96       $1.86       $1.20
                                             ====        ====        ====

           The summary below lists stock options outstanding at the end of the fiscal years which were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares. These options had varying expiration dates.

                                     Restated    Restated    Restated
                                       1999        1998        1997
      Stock options excluded from
       Diluted EPS computation         1,552          120        1,406

      Average option price per        $24.72       $27.28       $24.95
      share

     L.   ACQUISITIONS:

           On January 28, 1997 the company acquired certain assets and assumed certain liabilities of Iowa Ham Processors, Inc. and the stock of Iowa Ham Canning, Inc. (together, "IHC"). The purchase price totaled $34.4 million, including liabilities assumed of $4.3 million. The excess of the purchase price over the fair value of net assets acquired of $9.1 million was recognized as goodwill.

          On May 7, 1997, the company, through a wholly owned subsidiary, completed a merger with Foodbrands America, Inc. ("Foodbrands") for approximately $869 million, including liabilities assumed of approximately $528 million. Foodbrands is a leading U.S. producer, marketer and distributor of frozen and refrigerated products to the "away from home" food preparation market. The excess of the aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $463 million was recognized as goodwill.

          On June 4, 1997, the company acquired The Bruss Company, a meat purveyor serving the domestic and international restaurant industry.

     The   purchase  price  of  $24.1   million   included
     liabilities assumed of $5.8 million. The excess of the purchase price over the fair value of the net assets acquired of $4.9 million was recorded as goodwill.

          On June 23, 1997, the company acquired certain assets and assumed certain liabilities of International Trading Company, Ltd. ("ITC"). The purchase price totaled $53.6 million, including liabilities assumed of $19.2 million. The excess of the purchase price over the fair value of acquired assets and liabilities of $17.1 million was recognized as goodwill.

          The company acquired Winchester Food Processing on September 24, 1997, for $17.5 million, which included liabilities assumed of $2.1 million. Winchester Foods, located in Hutchinson, Kansas, is a major producer of precooked bacon toppings marketed to national pizza chains and other foodservice customers. Pursuant to the purchase agreement, the purchase price is subject to adjustment of up to $5 million for contingent consideration payments, however, as of December 25, 1999, no contingent payments had been earned or paid. The excess of the purchase price over the estimated fair values of net assets acquired resulted in goodwill of approximately $13.9 million.

          On May 8, 1998, the company acquired substantially all of the operating assets of Jac Pac Foods, Ltd ("Jac Pac"). Jac Pac, with facilities in New Hampshire and Nebraska, produces and sells high quality, value-added beef products to a broad base of food service companies, restaurants and supermarkets. The purchase price consisted of $58.6 million, including liabilities assumed of $23.8 million. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $16.8 million.

          On July 17, 1998, the company acquired the stock of Jordan's Meats. Jordan's Meats manufactures and sells a complete line of processed meat products to leading retailers and food service distributors primarily in New England but also throughout the United States. The purchase price totaled $84.6 million, including $11.1 million of liabilities assumed. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $63.7 million.

          The   company,  through  a  special  acquisition  subsidiary,
     purchased the assets of the appetizer division of Diversified Foods Group, L.L.C. ("DFG"), on October 18, 1998. The Chicago, Illinois-based division, which includes a production plant in Chicago and another in Newark, New Jersey, was acquired for a purchase price of $91.6 million, which included liabilities assumed of $15.2 million. Goodwill recorded for the excess of the purchase price over the value of net assets acquired totaled $65.5 million. Additional consideration of up to $40 million is provided under the amended DFG purchase agreement contingent on meeting specified earnings targets through 2001. As of December 25, 1999, no contingent payments had been made.

          On April 12, 1999, the company acquired the outstanding stock of H&M Food Systems Company, Inc. ("H&M"), a producer of custom-formulated pre-cooked meat products and prepared foods with two plants in Texas. The purchase price was $134.5 million, including assumed liabilities of $12.6 million. The excess of the purchase price over the fair value of the net assets acquired resulted in goodwill of $75.7 million.

          The company acquired Zemco Industries, Inc., the owner of Russer Foods on April 8, 1999. Russer Foods, based in Buffalo, New York, produces and markets a variety of premium deli meats. The purchase price totaled $170.5 million, including assumed liabilities of $19.2 million. The allocation of the purchase price over the fair value of assets acquired resulted in goodwill of $110.3 million.

          On June 28, 1999, the company purchased Wilton Foods, Inc. (Wilton) for $19.1 million, including assumed liabilities of $5.2 million. Wilton, a leading producer of hors d'oeuvres, appetizer, premium kosher meals and prepared foods, is operated under DFG. The excess of the aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $13.1 million was recognized as goodwill. The DFG purchase agreement was amended upon the acquisition of Wilton to include Wilton's results in the contingent consideration calculation provided by the DFG purchase agreement, as described above.

          On August 23, 1999, IBP, through its IBP Foods, Inc. subsidiary, purchased substantially all of the operating assets of Thorn Apple Valley, Inc. ("TAVI"), a further processor of pork and poultry products, which had been involved in bankruptcy proceedings. The purchase price for the TAVI net assets totaled $109.9 million, which included liabilities assumed of $2.3 million. There were no intangible assets or goodwill recorded in connection with this acquisition.

          On December 1, 1999, the Company acquired substantially all of the operating assets of Wright Brand Foods, Inc. ("WBF"), a Vernon, Texas based processor of high quality bacon products, for $116.5 million, which included liabilities assumed of $8.7 million. The excess of the purchase price over the fair value of the net assets acquired of $59.9 million was recognized as goodwill.

          All of the consideration for the above acquisitions was in cash and all were accounted for by the purchase method of accounting. Accordingly, the accompanying consolidated statements of operations include the results from the respective dates of each acquisition. Goodwill under these acquisitions is being amortized on a straight-line basis over forty years. In addition, the company identified and recorded $35 million in other intangible assets, primarily registered trademarks, associated with the acquisitions. These other intangible assets are being amortized over their useful lives, generally ten to twenty years.

           The following unaudited pro forma financial information assumes the above businesses were acquired at the beginning of the year preceding the acquisition. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the assets been acquired at the beginning of the year preceding the acquisition, or of the results which may occur in the future. The pro forma results do not include TAVI's discontinued fresh pork operation that IBP did not
     purchase.   However, the pro forma results do include  significant
     TAVI   nonrecurring   charges  related  to  goodwill   and   asset
     impairments, Russian credit losses, product recalls and bankruptcy-related legal and financing expenses.

                                             Fiscal Year Ended
                                            Restated    Restated
                                            Dec. 25,    Dec. 26,
                                              1999        1998
                                                (unaudited)
        Net sales                        $15,078,944  $14,178,208
        Earnings from operations             525,922      424,671
        Earnings before extraordinary
        item                                 261,663      211,915
        Net earnings                         261,663      197,100
        Earnings per diluted share:
         Earnings before extraordinary
         item                                  $2.43        $1.99
         Net earnings                           2.43         1.85


          Corporate Brand Foods America

           On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $316 million of CBFA's debt and $28 million preferred stock obligations.

           IBP had product sales to CBFA in IBP's fiscal years ended December 25, 1999 and December 26, 1998, totaling $65 million and $53 million, respectively. The effects of conforming CBFA's accounting policies to those of IBP were not material.

           Prior to the merger, CBFA's fiscal year ended on the Sunday closest to the last day of February. The following information presents certain statement of earnings data of CBFA for the periods preceding the merger, based on fiscal year periods that coincide with the company's fiscal years:

                                                        Restated
                                                       Period from
                      Restated         Restated         Inception
                    Twelve Months    Twelve Months   (Jan. 28, 1997)
                        Ended            Ended           Through
                    December 25,     December 26,     December 27,
                        1999             1998             1997
                     (unaudited)      (unaudited)      (unaudited)
     Net sales         $624,632         $480,855         $236,712
     EBITDA(1)           46,275           32,150           17,692
     Net earnings         3,403            2,968            2,960

     (1)Earnings before interest, taxes, depreciation and amortization

           The following information presents certain statement of earnings data for the separate companies corresponding to IBP's fiscal years 1999, 1998, and 1997:

                                           Fiscal Year
                                  Restated   Restated    Restated
                                    1999       1998        1997
       Net sales:
       IBP, as previously
       reported                 $14,075,208 $12,848,635  $13,258,784
       Intercompany sales to
       CBFA                         (64,804)    (52,782)     (48,998)
                                 ----------  ----------   ----------

       Net IBP sales             14,010,404  12,795,853   13,209,786
       CBFA                         624,632     480,855      236,712
                                 ----------  ----------   ----------
                                $14,635,036 $13,276,708  $13,446,498
                                 ==========  ==========   ==========

       Net earnings:
       IBP                       $  314,464  $  180,184  $   118,788
       CBFA                           3,403       2,968        2,960
                                  ---------   ---------   ----------
                                 $  317,867  $  183,152  $   121,748
                                  =========   =========   ==========

     M. BUSINESS SEGMENTS:

           Segment information has been prepared in accordance with FASB Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." Performance of the segments is evaluated on earnings from operations.

                The Beef Carcass segment is involved in the slaughter of live fed cattle, reducing them to dressed carcasses and allied products for sales to further processors. Over 90% of Beef
     Carcass sales are to other IBP segments, chiefly to Beef Processing. The Beef Carcass segment also markets its allied products to manufacturers of pharmaceuticals and animal feeds.

           The Beef Processing segment is primarily involved in fabrication of dressed beef carcasses into primals and sub-primal meat cuts.

            The  Pork  segment  is  involved  in  hog  slaughter   and
     fabrication and related allied product processing activities.

           The Beef Processing and Pork segments market their products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. The Pork segment also sells allied products to pharmaceutical and animal feeds manufacturers.

           The Foodbrands America segment consists of several IBP subsidiaries, principally Foodbrands America, Inc., The Bruss
     Company, and IBP Foods, Inc. The Foodbrands America group produces, markets and distributes a variety of frozen and refrigerated products to the "away from home" food preparation market, including pizza toppings and crusts, value-added pork-based products, ethnic specialty foods, appetizers, soups, sauces and side dishes as well as deli meats and processed beef, pork and poultry products. The Foodbrands America segment also produces portion-controlled premium beef and pork products for sale to restaurants and foodservice customers in domestic and international markets.

           The All Other segment includes several businesses that do not constitute reportable business segments. These businesses primarily include the company's logistics operations, its Lakeside Farm Industries, Ltd. subsidiary (Canadian beef slaughter and fabrication operation and cattle feedlot), its cow boning operations and its hide curing and tanning operations.

           Corporate and other includes various unallocated  corporate
     items not attributable to the company's operating segments.   The
     principal items in  this  caption are unallocated   goodwill
     amortization and variable stock options expense (credits).

            Intersegment sales have been recorded at amounts approximating market. Earnings from operations are comprised of net sales less all identifiable operating expenses, allocated corporate selling, general and administrative expenses, and goodwill amortization. Allocable corporate costs are allocated generally based on sales. Net interest expense and income taxes have been excluded from segment operations.

                                   Restated        Restated         Restated
 NET SALES                           1999            1998             1997

 Sales to unaffiliated
 customers:
  Beef Carcass                   $    941,226    $    956,893    $    996,674
  Beef Processing                   7,411,823       6,904,335       7,138,126
  Pork                              2,080,153       2,113,829       2,431,971
  Foodbrands America                2,443,987       1,710,256       1,094,655
  All Other                         1,757,847       1,591,395       1,785,072
                                   ----------      ----------      ----------
                                 $ 14,635,036    $ 13,276,708    $ 13,446,498
                                   ==========      ==========      ==========

 Intersegment sales:
  Beef Carcass                   $  7,293,431    $  6,942,784    $  7,337,055
  Beef Processing                     266,348         249,635         244,073
  Pork                                360,030         248,884         291,279
  All Other                           472,961         474,270         495,448
  Intersegment elimination         (8,392,770)     (7,915,573)     (8,367,855)
                                   ----------      ----------      ----------
                                 $       -       $       -       $       -
                                   ==========      ==========      ==========


 Net sales:
  Beef Carcass                   $  8,234,657    $  7,899,677    $  8,333,729
  Beef Processing                   7,678,171       7,153,970       7,382,199
  Pork                              2,440,183       2,362,713       2,723,250
  Foodbrands America                2,443,987       1,710,256       1,094,655
  All Other                         2,230,808       2,065,665       2,280,520
  Intersegment elimination         (8,392,770)     (7,915,573)     (8,367,855)
                                   ----------      ----------      ----------
                                 $ 14,635,036    $ 13,276,708    $ 13,446,498
                                   ==========      ==========      ==========

 EARNINGS FROM OPERATIONS
  Beef Carcass                   $     91,513    $    124,322    $    127,309
  Beef Processing                     163,656           1,651          34,369
  Pork                                151,689         119,838         (18,738)
  Foodbrands America                  102,370          98,708          40,302
  All Other                            46,730          72,536          60,968
                                      -------         -------         -------
    Earnings from segments            555,958         417,055         244,210
  Corporate                            (1,362)        (35,085)         (4,452)
                                      -------         -------         -------
  Total earnings from                 554,596         381,970         239,758
  operations

  Net interest expense                (67,816)        (57,571)        (44,173)
                                      -------         -------         -------
  Earnings before income taxes
   and extraordinary item        $    486,780    $    324,399    $    195,585
                                      =======         =======         =======

 ACCOUNTS RECEIVABLE

  Beef Carcass                   $     53,958    $     44,554    $     53,080
  Beef Processing                     267,216         224,409         214,617
  Pork                                178,640         115,150         133,998
  Foodbrands America                  203,089         120,150          89,387
  All Other                           101,272         103,373          76,090
                                      -------         -------         -------
   Accounts receivable from           804,175         607,636         567,172
  segments
  Corporate                            45,504          27,579          18,865
                                      -------         -------         -------
                                 $    849,679    $    635,215    $    586,037
                                      =======         =======         =======

 GEOGRAPHIC LOCATION OF
 PROPERTY,
  PLANT AND LONG-LIVED
 EQUIPMENT,
  NET
  United States                  $  1,280,386    $  1,081,234    $    991,810
  Canada                               82,379          76,938          82,102
                                    ---------       ---------       ---------
                                 $  1,362,765    $  1,158,172    $  1,073,912
                                    =========       =========       =========

 ADDITIONS TO PROPERTY, PLANT
  AND EQUIPMENT, INCLUDING
  ACQUISITIONS                       1999            1998            1997

  Beef Carcass                   $     28,110    $     18,290    $     14,581
  Beef Processing                      18,254           6,990           6,030
  Pork                                 16,199          30,676          17,833
  Foodbrands America                  604,270         248,351         425,533
  All Other                            46,368          65,372          58,131
                                      -------         -------         -------
  Total                          $    713,201    $    369,679    $    522,108
                                      =======         =======         =======

 DEPRECIATION AND AMORTIZATION
  Of fixed assets:
   Beef Carcass                  $     17,157    $     16,846    $     17,519
   Beef Processing                     14,399          14,084          12,239
   Pork                                19,551          18,779          18,949
   Foodbrands America                  51,291          37,544          24,523
   All Other                           21,831          21,706          23,259
                                      -------         -------          ------
     Total of segments                124,229         108,959          96,489
   Corporate                            1,286           1,290           1,401
   Total                         $    125,515    $    110,249    $     97,890
                                      =======         =======          ======
  Of intangible assets:
   Foodbrands America            $     22,606    $     16,629    $      9,618
   All Other                              997           3,362           1,338
                                       ------          ------          ------
     Total of segments                 23,603          19,991          10,956
   Corporate                            7,560           8,933           7,606
                                       ------          ------          ------
   Total                         $     31,163    $     28,924    $     18,562
                                       ======          ======          ======

  NET SALES BY GEOGRAPHIC LOCATION OF CUSTOMERS
                                   1999           1998         1997

  United States             $12,472,491    $11,376,453   $11,355,422
  Japan                         845,150        784,624       909,855
  Canada                        510,801        421,701       508,568
  Korea                         224,131        134,271       224,272
  Mexico                        194,627        177,474       125,533
  Other foreign countries       387,836        382,185       322,848
                             ----------     ----------     ---------
                            $14,635,036    $13,276,708   $13,446,498
                             ==========     ==========    ==========

     N.    COMMITMENTS:

           The company leases various facilities and equipment under noncancelable operating lease arrangements that expire at various dates through the year 2012. Future minimum payments under noncancelable operating leases with lease terms in excess of one year at December 25, 1999 totaled approximately $73 million. Aggregate maturities for each of the five fiscal years subsequent to 1999 are (in millions) $18.8; $10.9; $7.7; $5.6; and $4.6. The company's rental expense for all operating leases was (in millions) $27.0; $23.9; and $16.4 for fiscal years 1999, 1998 and 1997.

           The company had livestock and other purchase commitments, letters of credit, and other commitments and guarantees at December 25, 1999 aggregating approximately $302 million.

     Livestock purchase commitments were at a market or market-derived price at the time of delivery or were fully hedged if the price was determined at an earlier date.

           In addition to the livestock purchase commitments above, the company is committed to purchase approximately 24 million market hogs between 2000 and 2009 at market-derived prices under various contracts with producers. Contractual commitments for the next five years average approximately 4.6 million hogs annually, which represents approximately 21% of IBP's current annual production capacity.

     O.    CONTINGENCIES:

          IBP is involved in numerous disputes incident to the ordinary course of its business. In the opinion of management, any liability for which provision has not been made relative to the various lawsuits, claims and administrative proceedings pending against IBP, including those described below, will not have a material adverse effect on its future consolidated results of operations, financial position or liquidity.

           In July 1996, a lawsuit was filed against IBP by certain cattle producers in the U.S. District Court, Middle District of Alabama, seeking certification of a class of all cattle producers. The complaint alleges that IBP has used its market power and alleged "captive supply" agreements to reduce the prices paid to producers for cattle. Plaintiffs have disclosed that, in addition to declaratory relief, they seek actual and punitive damages, although plaintiffs have not specified the amounts they seek. The original motion for class certification was denied by the District Court; plaintiffs then amended their motion, defining a narrower class consisting of only those cattle producers who sold cattle directly to IBP from 1994 through the date of certification. While the District Court approved this narrower class in April
     1999, the Court noted that it could decertify the class as discovery proceeds. The 11th Circuit granted IBP's request for a review of the class certification decision, and is expected to issue an opinion in early 2000. Management continues to believe that the company has acted properly and lawfully in its dealings with cattle producers.

           On January 12, 2000, The United States Department of Justice ("DOJ"), on behalf of the Environmental Protection Agency ("EPA"), filed a lawsuit against IBP in U.S. District Court for the District of Nebraska, alleging violations of various environmental laws at IBP's Dakota City facility. This action alleges, among other things, violations of: (1) the Clean Air Act; (2) the Clean Water Act; (3) the Resource, Conservation and Recovery Act; (4) the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); and (5) the Emergency Planning and Community Right to Know Act ("EPCRA"). This action seeks injunctive relief to remedy alleged violations and damages of $25,000 per violation per day for alleged violations which occurred prior to January 30, 1997, and $27,500 per violation per day for alleged violations after that date. The Complaint alleges that some violations began to occur as early as 1989, although the great majority of the violations are alleged to have occurred much later, and continue into the present. The company determined to reserve $3.5 million for the claims raised in this lawsuit based upon the evaluation of a confidential settlement demand received from the DOJ, and review and evaluation of the resolution of comparable claims, in light of the company's assessment of the facts as known to the company in light of the legal theories advanced by the DOJ. On the same basis, the company believes the range of exposure is between $3.5 million and $15.9 million, though is unable to predict with accuracy the ultimate resolution in this matter due to risks and uncertainties that make such an evaluation difficult at this time. The company believes it has meritorious defenses on each of these allegations and intends to aggressively defend these claims.


          The EPA has also sent IBP an information request under the Clean Air Act and CERCLA seeking additional information regarding hydrogen sulfide emissions from the company's Dakota City facility. The EPA claims it seeks information to determine whether the emissions pose an imminent and substantial endangerment to human health or the environment. If the EPA makes this finding, it could trigger further action including an administrative order for compliance concerning the facility. IBP disputes and would vigorously contest any claim that the emissions pose any such threat.


     P.   RESTATED QUARTERLY FINANCIAL DATA (UNAUDITED):

          Restated quarterly results are summarized as follows:


                     Restated   Restated   Restated   Restated
                      First      Second      Third     Fourth    Restated
1999                 Quarter    Quarter    Quarter    Quarter     Annual
----                ---------- ---------- ---------- ---------- -----------
Net sales           $3,211,174 $3,616,112 $3,798,687 $4,009,063 $14,635,036
Gross profit           205,018    230,137    290,029    269,886     995,070
Net earnings            66,021     65,241    110,017     76,588     317,867
Earnings per share         .68        .67       1.13        .79        3.26
Earnings per diluted
 share                     .62        .61       1.03        .71        2.96
Dividends per share       .025       .025       .025       .025         .10
Market price:
 High                  29 3/16     23 1/8     25 3/4         25
 Low                    19 3/8     16 3/4         22     17 3/4

The above quarterly data has been restated to reflect adjustments described in Note R. The following quantifies the adjustments made to increase (decrease) the amounts originally reported to those presented above.

DFG

Gross profit               -         -          -      $ (8,658)  $   (8,658)
Net earnings               -         -          -        (9,621)      (9,621)
Earnings per share         -         -          -          (.10)        (.10)
Earnings per diluted
  share                    -         -          -          (.09)        (.09)

STOCK OPTIONS

Net earnings         $   9,419  $  (2,532)  $   (377) $   4,316   $   10,824
Earnings per share         .10       (.03)     (0.01)       .04          .11
Earnings per diluted
  Share                    .09       (.02)      0.00        .04          .11


1998

Net sales           $3,300,443 $3,426,023 $3,343,292 $3,206,950 $13,276,708
Gross profit           115,695    141,323    215,473    265,043     737,534
Earnings before
 extraordinary item     12,485     37,613     64,811     83,058     197,967
Net earnings (loss)     (2,330)    37,613     64,811     83,058     183,152
Earnings per share:
 Earnings before
  extraordinary item       .13        .38        .67        .86        2.02
 Net earnings (loss)      (.03)       .38        .67        .86        1.87
Earnings per diluted
 share:
 Earnings before
  extraordinary item       .12        .35        .61        .78        1.86
 Net earnings (loss)      (.03)       .35        .61        .78        1.72
Dividends per share       .025       .025       .025       .025         .10
Market price:
 High                   24 1/2     23 1/8     21 1/8    29 7/16
 Low                  19 15/16     18 3/8    19 9/16         20

The above quarterly data has been restated to reflect adjustments described in Note R. The following quantifies the adjustments made to increase (decrease) the amounts originally reported to those presented above.


STOCK OPTIONS

Net earnings         $  (1,802)  $  2,918	 $   (1,613)$  (9,325) $   (9,823)
Earnings per share        (.02)       .03        (.01)     (.09)       (.11)
Earnings per diluted
  share                   (.02)       .03        (.01)     (.09)       (.10)

     Q.   CAPITAL STOCK:

               REDEEMABLE STOCK:

          Preferred Stock. The three series of preferred stock were designated as Series A Cumulative Mandatorily Redeemable Pay-In-Kind Preferred Stock (the "Series A Preferred Stock"), Series B Participating Preferred Stock (the "Series B Preferred Stock") and Series C Cumulative Mandatorily Redeemable Stock (the "Series C Preferred Stock"). The holders of Series A and Series B Preferred Stock were entitled to receive annual dividends of 12% payable quarterly in arrears in additional shares of the applicable series of preferred stock. Such dividends were cumulative and accrued whether or not declared or earned. The holders of Series C Preferred Stock were entitled to receive annual dividends of 14% payable quarterly in arrears in additional shares of Series C Preferred Stock. Such dividends were cumulative and accrued whether or not declared or earned. There were no dividends in arrears for Series A, B or C preferred stock at year-end 1999. All three series of redeemable preferred stock were fully redeemed upon IBP's acquisition of CBFA on February 7, 2000, for $28.5 million.

          Class B Common Stock and Warrants. From time to time, the company issued Class B Common Stock and warrants to purchase shares of Class B Common Stock at $0.01 per share (the "Warrants"). In instances in which Warrants were issued in connection with other securities, proceeds from the issuance were allocated based on the respective fair values of the Warrants and the related securities. Warrants generally expired ten years from the date of grant. Upon a change of control (as defined in the Subordinated Note Agreements) or at any time on or after June 30, 2005, the holder of the Subordinated Notes has the right to require the Company to mandatorily redeem its Class B Common Stock and Warrants at an appraised value. Finally, upon termination of employment with the Company, holders of Class B Common Stock under the Company's 1997 Restricted Stock Plan (the "Restricted Stock Plan")(see additional discussion in Note G) have the right to require the Company to purchase such holders' Class B Common Stock at an appraised value. As a result of these mandatory redemption features (the "Put Features"), the Class B Common Stock and Warrants are classified in the accompanying consolidated balance sheets as redeemable stock.


                                                 Redeemable
                                                   Stock
                                                 ----------

               Balances, December 28, 1996       $    -
               Shares issued                        16,695
               Restricted stock expense                250
               Dividends on preferred stock            652
               Accretion of preferred stock             30
                                                 ----------
               Balances, December 27, 1997       $  17,627

               Dividends on preferred stock          1,719
               Restricted stock expense                700
               Accretion of redeemable stock           322
               Redeemable shares issued              9,524
                                                 ----------
               Balances, December 26, 1998       $  29,892

               Accretion of redeemable stock           356
               Restricted stock expense              2,316
               Dividends on preferred stock          2,418
               Redeemable stock issued              10,000
               Redeemable stock repurchased           (418)
                                                 ----------
               Balances, December 25, 1999       $  44,564
                                                 ==========

          PREFERRED STOCK

           The Board of Directors is authorized to issue up to 25,000,000 shares of preferred stock at such time or times, in such series, with such designations, preferences, or other special rights, as it may determine.

R.	RESTATEMENTS:

DFG RESTATEMENTS:

     Following the third quarter 2000, the company identified $9.6 million in adjustments that were necessary related to inaccuracies at its DFG subsidiary, which were reflected in the company's reported results in its Quarterly Report on Form 10-Q for the period ended September 23, 2000. As a result of these inaccuracies, which were identified during the fourth quarter 2000, the company initiated a comprehensive internal review of operations, systems, processes and controls related to its DFG subsidiary. These reviews and other issues raised during the fourth quarter 2000 resulted in recording certain charges and adjustments, as discussed below, which resulted from irregularities and misstatements and impacted previously reported results for the year ended December 25, 1999.

     The accompanying financial statements have been restated to reflect $15.5 million of pre-tax adjustments, related principally to overstated prepaid expenses; inventory valued above net realizable value; uncollectible accounts receivable due to customer short payments, unauthorized deductions and subsequent allowances; and underaccrual of liabilities for inventory purchases, temporary labor costs, marketing, rebates and commissions at December 25, 1999. These adjustments resulted in an $8.7 million increase in previously reported cost of products sold and a $6.8 million increase in selling, general and administrative expenses. The related tax impact of these adjustments of $5.9 million has also been reflected. The impact of these adjustments reduced net earnings by $9.6 million and related basic and diluted earnings per share by $0.10 and $0.09, respectively, from amounts previously reported for fiscal 1999.

STOCK OPTIONS:
 	The company's stock option plan grants officers additional bonus options if the original options are exercised. The original officer options are generally issued at market price at the date of the grant, vest over a five-year period and have a ten-year term. The bonus options are issued at market price at the date the bonus options are granted and are exercisable after two years, provided the shares acquired with the original options are still owned by the officer. As a result of the bonus options feature, variable plan accounting is appropriate for the options granted under these provisions. Compensation expense for the original options has been revised and is now recorded over the vesting period based on the difference between the market value and the exercise price at the end of each period. Compensation expense related to the bonus options is recorded based on the market value and the exercise prices over the vesting period from the date vesting becomes probable, to the date the bonus options are vested and exercisable. Prior to the restatement, the company followed fixed accounting for these options, treating the original grants and the bonus option grants as two separate grants. The restatement records the period and cumulative accrued compensation and related deferred tax impact, which increased (decreased) compensation expense by ($11,991), $10,968 and ($1,872) in 1999, 1998 and 1997, respectively, and adjusted income tax expense for the tax benefit associated with the expense. The change increased (decreased) net earnings by $10,824, ($9,823) and $1,774 and earnings per diluted share by $0.11, ($0.10) and $0.02 in 1999, 1998 and 1997, respectively.

SEGMENTS:

     Note M has been restated for all periods presented to reflect a change in the segments from those previously reported. The company previously reported two segments, Fresh Meats and Foodbrands America. As a result of reconsidering the requirements of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the company has expanded the number of segments disclosed.

CASH FLOW STATEMENTS:

     The statements of cash flows have also been restated to reflect the impact of the DFG misstatements and to reclassify the change in the company's checks in process of clearance to cash flows from operations rather than from financing activities. The restated cash flows also provide more detail of certain cash transactions that were previously reported on a combined basis.

	  The following tables present the impact of the above restatements related to the balance sheets, statements of earnings, and statements of cash flows:

CONSOLIDATED BALANCE SHEET
(In thousands, except share
 and per share data)	      As
December 25, 1999	 	  Previously                  Stock          As
	                     Reported		DFG	     Options      Restated
ASSETS                    -----------  -------      -----------   ---------
CURRENT ASSETS:
Cash and cash equivalents   $  33,294  $  (429)                   $  32,865
Accounts receivable           853,234   (3,555)                     849,679
Inventories                   619,977   (4,785)                     615,192
Deferred income tax benefits   60,820    2,606                       63,426
Prepaid expenses               21,138   (1,572)                      19,566

  TOTAL CURRENT ASSETS      1,588,463   (7,735)                   1,580,728
    TOTAL ASSETS            4,151,292   (7,735)                   4,143,557
LIABILITIES, REDEEMABLE
 STOCK AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued
 expenses                   $ 731,066    5,176                    $ 736,242
Federal and state
 income taxes                 138,910   (3,290)                     135,620
  TOTAL CURRENT LIABILITIES 1,430,831    1,886	                  1,432,717
Deferred income taxes           8,762                  (396)          8,366
Other                         160,172                 7,394         167,566
                              168,934                 6,998         175,932
STOCKHOLDERS' EQUITY:
Retained earnings           1,375,590   (9,621)      (6,998)      1,358,971
   TOTAL LIABILITIES,
    REDEEMABLE STOCK and
     STOCKHOLDERS' EQUITY  $4,151,292  $(7,735)     $   -        $4,143,557
                            =========   ======       ======       =========
CONSOLIDATED BALANCE SHEET
December 26, 1998

Deferred Credits and Other
 Liabilities:
  Deferred income taxes        25,057                (1,563)         23,494
  Other                       149,559                19,385         168,944
Retained earnings           1,070,930               (17,822)      1,053,108
Stockholders' equity        1,408,619       -        (17,822)      1,390,797
                            =========    =======    =======       =========
CONSOLIDATED STATEMENT OF
EARNINGS
52 Weeks Ended December 25,
 1999

Cost of products sold      13,631,308    8,658                   13,639,966
Selling, general and
  administrative expenses     445,606    6,859      (11,991)        440,474
Earnings from operations      558,122  (15,517)      11,991         554,596
Income taxes                  173,642   (5,896)       1,167         168,913
Net earnings                  316,664   (9,621)      10,824         317,867
Earnings per share - Basic       3.25    (0.10)        0.11            3.26
Earnings per share - Diluted     2.94    (0.09)        0.11            2.96

CONSOLIDATED STATEMENT OF
EARNINGS
52 Weeks Ended December 26,
1998

Selling, general and
  administrative expenses     344,596                10,968         355,564
Earnings from operations      392,938               (10,968)        381,970
Income taxes                  127,577                (1,145)        126,432
Net earnings                  192,975                (9,823)        183,152

PER SHARE DATA:
 Earnings per share:
  Earnings before
   extraordinary item            2.13                 (0.11)           2.02
  Extraordinary loss            (0.16)                 0.01           (0.15)
  Net earnings                   1.97                 (0.10)           1.87

Earnings per share -
  assuming dilution:
 Earnings before
  extraordinary item             1.95                 (0.09)           1.86
 Extraordinary loss             (0.14)                   -            (0.14)
 Net earnings                    1.81                 (0.09)           1.72

CONSOLIDATED STATEMENT OF
EARNINGS
52 Weeks Ended December 27,
1997

Selling, general and
  administrative expenses     233,541                (1,872)        231,669
Earnings from operations      237,886                 1,872         239,758
Income taxes                   73,739                    98          73,837
Net earnings                  119,974                 1,774         121,748

PER SHARE DATA:
 Earnings per share:
  Earnings before
  extraordinary item             1.25                  0.01            1.26
  Extraordinary loss               -                     -               -
  Net earnings                   1.25                  0.01            1.26

Earnings per share -
assuming dilution:
 Earnings before
  extraordinary item             1.18                  0.02            1.20
Extraordinary loss                -                     -
Net earnings                     1.18                  0.02            1.20

CONSOLIDATED STATEMENT OF
CASH FLOWS	                                         Reclass
(In thousands)                 As                   Checks in
December 25, 1999          Previously               Process of      As
                            Reported    DFG Impact   Clearance    Restated
                          -------------------------------------------------
                                       Inflows (outflows)
Net cash flows provided by
  operating activities       $297,792    $(429)    $ 20,576        $317,939
Net cash flows provided by
 (used in) financing
  activities                  424,683               (20,576)        404,107

Net change in cash and cash
equivalents                     4,465     (429)                       4,036

Cash at end of year            33,294     (429)                      32,865
                              ==============================================
52 Weeks Ended December 26,
1998

Net cash flows provided by
  operating activities        371,433               (29,464)        341,969
Net cash flows (used in)
  provided by
  financing activities        (14,897)               29,464          14,567
                              ==============================================
52 Weeks Ended December 27,
1997

Net cash flows provided by
  operating activities        206,751                (7,715)        199,036
Net cash flows provided by
  financing activities        124,305                 7,715         132,020
                              =============================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS


          The matters discussed herein contain forward-looking statements. Specifically, these forward-looking statements include risks and uncertainties. Thus, actual results may differ materially from those expressed or implied in those statements. Those risks and uncertainties include, without limitation, risks of changing market conditions with regard to livestock supplies and demand for the company's products, domestic and international legal and regulatory risks, the costs of environmental compliance, the impact of governmental regulations, operating efficiencies, as well as competitive and other risks over which IBP has little or no control. Moreover, past financial performance should not be considered a reliable indicator of future performance. The company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

     RESTATEMENTS

          Management's discussion and analysis has been restated and expanded to reflect the following items, as described in Note R to the financial statements:

      DFG RESTATEMENTS:

          Following the third quarter 2000, the company identified $9.6 million in adjustments that were necessary related to inac-curacies at its DFG subsidiary, which were reflected in the company's reported results in its Quarterly Report on Form 10-Q for the period ended September 23, 2000. As a result of these inaccuracies, which were identified during the fourth quarter 2000, the company initiated a comprehensive internal review of operations, systems, processes and controls related to its DFG subsidiary. These reviews and other issues raised during the fourth quarter
     2000 resulted in recording certain charges and  adjustments,   as
     discussed below, which impacted previously reported results for the year ended December 25, 1999 and unaudited results for quarterly periods in 2000.

          The accompanying discussion and analysis has been revised to reflect $15.5 million of pre-tax adjustments, related principally to overstated prepaid expenses; inventory valued above net realizable value; uncollectible accounts receivable due to customer short pay-ments, unauthorized deductions and subsequent allowances; and under-accrual of liabilities for inventory purchases, temporary labor costs,
     marketing, rebates and commissions at December 25, 1999.   These
     adjustments resulted in an $8.7 million increase in previously reported cost of goods sold and a $6.8 million increase in selling, general and administrative expenses. The related tax impact of these adjustments of $5.9 million has also been reflected. The impact of these adjustments reduced net earnings by $9.6 million and related basic and diluted earnings per share by $0.10 and $0.09, respectively, from amounts previously reported for fiscal 1999.

     STOCK OPTIONS:
           The company's stock option plan grants officers additional bonus options if the original options are exercised. The original officer options are generally issued at market price at the date of the grant, vest over a five-year period and have a ten-year
     term.   The bonus options are issued at market price at  the  date the bonus options are granted and are exercisable after two years, provided the shares acquired with the original options are still owned by the officer. As a result of the bonus options features, variable plan accounting is appropriate for the options granted under these provisions. Compensation expense for the original options has been revised and is now recorded over the vesting period based on the difference between the market value and the exercise price at the end of each period. Compensation expense related to the bonus options is recorded based on the market value and the exercise prices over the vesting period from the date vesting becomes probable, to the date the bonus options are vested and exercisable. Prior to the restatement, the company followed fixed accounting for these options, treating the original grants
     and   the  bonus  option  grants  as  two  separate  grants.   The
     restatement increased (decreased) compensation expense by ($11,991), $10,968 and ($1,872) in 1999, 1998 and 1997, respectively, and adjusted  income tax expenses for the tax benefit associated  with
     the  expense.   The change increased (decreased) net  earnings  by
     $10,824, ($9,823) and $1,774 and earnings per diluted share by $0.11, ($0.10) and $0.02 in 1999, 1998 and 1997, respectively.

     SEGMENTS:
          The company previously reported two segments, Fresh Meats and Foodbrands America. As a result of reconsidering the requirements of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the company has expanded the number of segments disclosed.


     ACQUISITIONS

          On January 28, 1997 the company acquired certain assets and assumed certain liabilities of Iowa Ham Processors, Inc. and the stock of Iowa Ham Canning, Inc. (together, "IHC"). The purchase price totaled $34.4 million, including liabilities assumed of $4.3 million. The excess of the purchase price over the fair value of net assets acquired of $9.1 million was recognized as goodwill.

          On May 7, 1997, the company, through a wholly owned subsidiary, completed a merger with Foodbrands America, Inc. ("Foodbrands") for approximately $869 million, including liabilities assumed of approximately $528 million. Foodbrands is a leading U.S. producer, marketer and distributor of frozen and refrigerated products to the "away from home" food preparation market. The excess of the aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $463 million was recognized as goodwill.

          On June 4, 1997, the company acquired The Bruss Company, a meat purveyor serving the domestic and international restaurant industry. The purchase price of $24.1 million included liabilities  assumed of $5.8 million.  The excess of the  purchase price over the fair value of the net assets acquired of $4.9 million was recorded as goodwill.

          On June 23, 1997, the company acquired certain assets and assumed certain liabilities of International Trading Company, Ltd. ("ITC"). The purchase price totaled $53.6 million, including liabilities assumed of $19.2 million. The excess of the purchase price over the fair value of acquired assets and liabilities of $17.1 million was recognized as goodwill.

          The company acquired Winchester Food Processing on September 24, 1997, for $17.5 million, which included liabilities assumed of $2.1 million. Winchester Foods, located in Hutchinson, Kansas, is a major producer of precooked bacon toppings marketed to national pizza chains and other foodservice customers. Pursuant to the purchase agreement, the purchase price is subject to adjustment of up to $5 million for contingent consideration payments, however, as of December 25, 1999, no contingent payments had been earned or paid. The excess of the purchase price over the estimated fair values of net assets acquired resulted in goodwill of approximately $13.9 million.

          On May 8, 1998, the company acquired substantially all of the operating assets of Jac Pac Foods, Ltd ("Jac Pac"). Jac Pac, with facilities in New Hampshire and Nebraska, produces and sells high quality, value-added beef products to a broad base of food service companies, restaurants and supermarkets. The purchase price consisted of $58.6 million, including liabilities assumed of $23.8 million. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $16.8 million.

          On July 17, 1998, the company acquired the stock of Jordan's Meats. Jordan's Meats manufactures and sells a complete line of processed meat products to leading retailers and food service distributors primarily in New England but also throughout the United States. The purchase price totaled $84.6 million, including $11.1 million of liabilities assumed. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $63.7 million.

          The   company,  through  a  special  acquisition  subsidiary,
     purchased the assets of the appetizer division of Diversified Foods Group, L.L.C. ("DFG"), on October 18, 1998. The Chicago, Illinois-based division, which includes a production plant in Chicago and another in Newark, New Jersey, was acquired for a purchase price of $91.6 million, which included liabilities assumed of $15.2 million. Goodwill recorded for the excess of the purchase price over the value of net assets acquired totaled $65.5 million. Additional consideration of up to $40 million is provided under the amended DFG purchase agreement contingent on meeting specified earnings targets through 2001. As of December 25, 1999, no contingent payments had been made.

          On April 12, 1999, the company acquired the outstanding stock of H&M Food Systems Company, Inc. ("H&M"), a producer of custom-formulated pre-cooked meat products and prepared foods with two plants in Texas. The purchase price was $134.5 million, including assumed liabilities of $12.6 million. The excess of the purchase price over the fair value of the net assets acquired resulted in goodwill of $75.7 million.

          The company acquired Zemco Industries, Inc., the owner of Russer Foods on April 8, 1999. Russer Foods, based in Buffalo, New York, produces and markets a variety of premium deli meats. The purchase price totaled $170.5 million, including assumed liabilities of $19.2 million. The allocation of the purchase price over the fair value of assets acquired resulted in goodwill of $110.3 million.

          On June 28, 1999, the company purchased Wilton Foods, Inc. (Wilton) for $19.1 million, including assumed liabilities of $5.2 million. Wilton, a leading producer of hors d'oeuvres, appetizer, premium kosher meals and prepared foods, is operated under DFG. The excess of the aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $13.1 million was recognized as goodwill. The DFG purchase agreement was amended upon the acquisition of Wilton to include Wilton's results in the contingent consideration calculation provided by the DFG purchase agreement, as described above.

          On August 23, 1999, IBP, through its IBP Foods, Inc. subsidiary, purchased substantially all of the operating assets of Thorn Apple Valley, Inc. ("TAVI"), a further processor of pork and poultry products, which had been involved in bankruptcy proceedings. The purchase price for the TAVI net assets totaled $109.9 million, which included liabilities assumed of $2.3 million. There were no intangible assets or goodwill recorded in connection with this acquisition.

          On December 1, 1999, the Company acquired substantially all of the operating assets of Wright Brand Foods, Inc. ("WBF"), a Vernon, Texas, based processor of high quality bacon products, for $116.5 million, which included liabilities assumed of $8.7 million. The excess of the purchase price over the fair value of the net assets acquired of $59.9 million was recognized as goodwill.

          All of the consideration for the above acquisitions was in cash and all were accounted for by the purchase method of accounting. Accordingly, the accompanying consolidated statements of operations include the results from the respective dates of each acquisition. Goodwill under these acquisitions is being amortized on a straight-line basis over forty years. In addition, the company identified and recorded $35 million in other intangible assets, primarily registered trademarks, associated with the acquisitions. These other intangible assets are being amortized over their useful lives, generally ten to twenty years.


    RESULTS OF OPERATIONS

          This section presents analysis of IBP's consolidated operating results displayed in the Consolidated Statements of Earnings and should be read together with the business segments information in Note M to the consolidated financial statements.

          On February 7, 2000, the company acquired Corporate Brand Foods America ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, which was accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $344 million of CBFA's debt and preferred stock obligations. At the acquisition date, all of the debt obligations were refinanced and the preferred stock was redeemed. Financial information for all periods included herein were restated to include the results of CBFA. CBFA's financial information is included in the Foodbrands America segment.


          COMPARISON OF 1999 TO 1998

          The Beef Carcass 1999 operating margin as a percentage of net sales was 1.1% compared to 1.6% in the prior year. The Beef Carcass segment's performance was below prior year levels due to slightly higher live cattle costs, partially offset by effective levels of plant capacity utilization.

          The Beef Processing 1999 operating margin as a percentage of net sales was 2.1% compared to 0.0% in the prior year. Beef Processing operations performed above prior year levels due to effective levels of plant utilization coupled with improved domestic and export demand.

          The Pork segment 1999 operating margin as a percentage of net sales was 6.2% compared to 5.1% in the prior year. Pork operations performed above prior year levels due to relatively stable livestock prices, effective levels of plant capacity utilization, and improved domestic and export demand.

         Foodbrands America's 1999 operating earnings decreased to 4.2% of net sales compared to 5.8% in 1998. Excluding the negative impact of IBP Foods, the 1999 operating margin measured 5.1%. Higher 1999 raw material and selling costs were the primary factors that reduced margins at existing operations.

          In the fourth quarter 1999, the company recorded pre-tax adjustments principally to inventories, accounts receivables, and accrued liabilities totaling $15.5 million at DFG Foods, a

     Foodbrands America subsidiary that produces a variety of appetizers and kosher items. These adjustments, which included an $8.7 million increase in cost of products sold and a $6.8 million increase in selling, general and administrative expenses, resulted from accounting irregularities and misstatements.

          The All Other segment 1999 operating margin as a percentage of net sales was 2.1% compared to 3.5% in the prior year. Other operations performed below prior year levels mainly due to the aforementioned impairment write-downs for cow plants (discussed below) partially offset by increased capacity utilization and improved product demand at the company's Canadian beef complex.

           During 1999, the company incurred $35 million of non-cash, pre-tax nonrecurring charges, including $18 million in the fourth quarter 1999. These nonrecurring charges, which were classified in cost of products sold, were primarily fixed asset impairment write-downs attributable to the company's decision, based upon poor earnings forecasts, to exit its cow boning business. Consequently, the cow plant assets were written down to their estimated net realizable value. The company's cow boning operations, included in the All Other segment, were not material to the company's total operations either in terms of assets (less than 1%) or net sales (less than 2%).

          The lower 1999 Corporate expenses included in earnings from operations were primarily attributable to a $23 million decrease in variable stock option expense and reduced litigation expense.

          Industry experts predict that fed cattle supplies will remain strong into the first half of 2000 before tightening somewhat, with full year beef production down about 5%. Meanwhile, hog supplies in 2000 are expected to be down 3%-4% from 1999.


     COMPARATIVE SEGMENT RESULTS
                                    Restated     Restated
          Net Sales:                  1999        1998         % Change
                                    -----------  -----------  -----------
            Beef Carcass            $ 8,234,657  $ 7,899,677       4%
            Beef Processing           7,678,171    7,153,970       7%
            Pork                      2,440,183    2,362,713       3%
            Foodbrands America        2,443,987    1,710,256      43%
            All Other                 2,230,808    2,065,665       8%
            Intersegment elimination (8,392,770)  (7,915,573)      6%
                                    -----------  -----------  -----------
            Total                   $14,635,036  $13,276,708      10%
                                    ===========  ===========  ===========

          Earnings from Operations:
            Beef Carcass            $    91,513  $   124,322     -26%
            Beef Processing             163,656        1,651   9,813%
            Pork                        151,689      119,838      27%
            Foodbrands America          102,370       98,708       4%
            All Other                    46,730       72,536     -36%
                                    -----------  -----------  -----------
              Earnings from segments    555,958      417,055      33%
            Corporate                    (1,362)     (35,085)     96%
                                    -----------  -----------  -----------
            Total Earnings          $   554,596  $   381,970      45%
                                    ===========  ===========  ===========

          SALES

          Beef Carcass segment net sales in 1999 increased 4% over 1998. The increase was attributable to 3% higher average selling prices and a 1% increase in pounds of beef carcasses sold. Approximately 90% of Beef Carcass sales are intersegment sales, principally to the Beef Processing segment operations.

          Beef  Processing segment net sales in 1999 increased  7%
     over  1998.   The increase was almost equally  the  result  of
     higher   average  selling  prices  and  increased  pounds   of
     processed beef products sold.

           The 3% increase in Pork segment 1999 net sales from 1998 was attributable to higher average selling prices, as the volume of pork products sold was virtually flat between 1999 and 1998.

           Meanwhile, Foodbrands America's 1999 net sales increased 43% over 1998. Excluding acquisitions, Foodbrands America's net sales increased 9% due primarily to sales volume increases.

           Export sales and pounds sold increased 9% and 6% in 1999 compared to 1998. The improvement was attributable to a 25% increase in export sales in the second half of 1999, including 40% higher sales of chilled and frozen beef and pork. Net export sales accounted for 12% of 1999 and 1998 net sales.

          Japan continues to be IBP's most significant export destination, and 1999 export dollars were up 8% over 1998 due to a strong second half of 1999. Although volumes were 8% below the prior year, the sales mix has shifted to products of higher value, showing signs of a stronger economy in the Far East. Additionally, sales to Korea and Taiwan were up significantly over 1998. Closer to home, export sales to Mexico were up 10% in 1999 versus 1998.

          The U.S. Meat Export Federation predicts that U.S. red meat exports in 2000 will increase 8% over 1999, primarily to markets in the Far East.

          COST OF PRODUCTS SOLD

          The Beef Carcass segment cost of products sold in 1999 increased 5% over 1998. Higher live cattle prices and
     increased  volume  of  beef  carcasses  sold  were  the   most
     significant factors.

          The Beef Processing segment cost of products sold in 1999 increased 5% over 1998. Higher raw material prices passed through from the Beef Carcass segment operations, as well as
     increased  volume  of  beef  products  sold  were   the   most
     significant factors.

          Pork  segment cost of products sold in 1999  increased  2%
     over  1998.   Higher live hog prices were the most significant
     factor.

          Foodbrands America's cost of products sold in 1999 versus 1998 increased 46% from 1998. The higher costs were primarily due to acquisitions, although higher sales volume-related increases in existing businesses and the aforementioned DFG issues were also contributing factors.

          Costs in the All Other segment in 1999 increased 9% over 1998. Increased volume at the company's Canadian beef complex was the primary contributing factor. The increase was also due in part to the $35 million of nonrecurring cow plant asset impairment write-downs mentioned earlier.


          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          1999 expenses increased 24% over 1998. The increases were chiefly a result of acquisitions, higher sales volume-related selling costs, corporate salaries, the aforementioned DFG issues and consulting expense. The increases were partially offset by a $7 million second quarter 1998 credit for export-related harbor maintenance tax refunds and a $12 million credit to stock options expense in 1999 compared to an $11 million charge to stock options expense in 1998.

          INTEREST EXPENSE

          The 18% increase in 1999 net interest expense versus 1998 was due primarily to 24% higher average borrowings in 1999 offset somewhat by a lower average effective interest rate. Average borrowings and net interest expense will continue at higher levels in the foreseeable future because of additional borrowings required for the recent acquisitions and increased capital expenditures.

          INCOME TAXES

          IBP's effective income tax rate in 1999 decreased to 34.7% compared to 39.0% in 1998. The 1999 rate reduction resulted primarily from an IBP, inc. settlement with the Internal Revenue Service on all audit issues related to fiscal years 1989, 1990 and 1991. The settlement decreased 1999 income tax expense by $14 million or $0.13 per diluted share.

          COMPARISON OF 1998 TO 1997

          The Beef Carcass segment 1998 operating margin measured 1.6% of net sales compared to 1.5% in 1997. The higher Beef Carcass segment margins were mainly due to a decrease in average live cattle prices. For the Beef Processing segment, the 1998 operating margin measured 0.0% of net sales compared to 0.5% in 1997. The lower Beef Processing margins were caused by significant supplies of competing proteins and weaker export demand resulting from economic problems in the Far East. The Pork segment 1998 operating margin measured 5.1% of net sales compared to an operating deficit of (0.7)% in 1997. The higher Pork margin resulted from increased pounds of pork products sold as well as a significant decrease in live pork prices.

          Foodbrands    America's   operations   performed    above
     the prior year with an operating margin of 5.8% in 1998 compared to 3.7% in 1997 as product demand increased and raw material prices decreased.

          The All Other segment 1998 operating margin measured 3.5% of net sales compared to 2.7% in 1997. Other operations performed above prior year levels mainly due to increased capacity utilization and improved product demand at the company's Canadian beef complex offset by decreased capacity by decreased capacity utilization and product demand for the company's cow operations.

           The higher 1998 Corporate expenses included in earnings from operations compared to 1997 were primarily attributable to a $13 million increase in variable stock option expense, increased litigation expense and a $7 million credit accrual for the harbor maintenance tax refunds discussed above.

     COMPARATIVE SEGMENT RESULTS
     ---------------------------
                                     Restated     Restated
          Net Sales:                   1998         1997       % Change
                                     --------     --------     --------
            Beef Carcass            $ 7,899,677  $ 8,333,729      -5%
            Beef Processing           7,153,970    7,382,199      -3%
            Pork                      2,362,713    2,723,250     -13%
            Foodbrands America        1,710,256    1,094,655      56%
            All Other                 2,065,665    2,280,520      -9%
            Intersegment elimination (7,915,573)  (8,367,855)     -5%
                                     ----------   ----------    -----
            Total                   $13,276,708  $13,446,498      -1%
                                     ==========   ==========    =====


          Earnings from
          Operations:
            Beef Carcass            $   124,322  $   127,309      -2%
            Beef Processing               1,651       34,369     -95%
            Pork                        119,838      (18,738)    740%
            Foodbrands America           98,708       40,302     145%
            All Other                    72,536       60,968      19%
                                     ----------   ----------    -----
              Earnings from segments    417,055      244,210      71%
            Corporate                   (35,085)      (4,452)   -688%
                                     ----------   ----------    -----
            Earnings from Operations$   381,970  $   239,758      59%


          SALES

          The 5% decrease in Beef Carcass net sales was due primarily to an 8% decrease in the average selling price offset by a 3% increase in total pounds sold. The 3% decrease in Beef Processing sales was due primarily to lower average selling prices as the volume of pounds of beef products sold was relatively flat. The 13% decrease in Pork segment net sales was due primarily to 16% lower average prices of pork products sold, partially offset by a 3% increase in pounds of pork products sold.

          Foodbrands America's net sales in 1997 included 35 weeks for Foodbrands America, Inc., 31 weeks for The Bruss Company and 27 weeks for ITC. Meanwhile, Foodbrands America's comparable period sales also decreased in 1998 from 1997 due to lower selling prices resulting from lower raw material costs passed through to customers, which offset an increase in pounds sold.

         Net sales in the All Other segment decreased 9% from 1998 to 1997 due mainly to a decrease in the average selling price of beef hides sold and to a decrease in average selling prices of beef products sold from the company's Canadian beef complex.

          Net export sales in 1998 decreased 6% from 1997. Export tonnage in 1998 increased 21% over 1997 but was offset by overall lower prices and a sales mix with a higher percentage of lower valued products. Exports accounted for approximately 12% of consolidated net sales in 1998 versus 13% in 1997.

          The Asian region accounted for 67% of total export dollars in 1998 compared to 73% in 1997. The decline was due to much-publicized economic difficulties. The Far East shortfall was partially offset by increased exports to Mexico and South America destinations.

          COST OF PRODUCTS SOLD

          The Beef Carcass segment experienced a 5% decrease in 1998 cost versus the prior year. This decrease was primarily due to reduced average prices paid for live cattle. Beef Processing experienced a 3% decrease in 1998 cost versus the prior year.
     This decrease was primarily due to reduced average prices paid for raw material from the Beef Carcass segment operations, which overrode the effect of increases in the pounds of beef products sold. Pork experienced an 18% decrease in 1998 cost versus the prior year.
     This decrease was primarily due to reduced average prices paid for live hogs, which overrode the effect of increases in the pounds of pork products produced. Beef Carcass and Beef Processing plant costs increased due to higher labor costs. Pork plant costs increased due to higher labor costs and increased pork volume.

          Foodbrands  America  also  experienced  lower  costs,  on   a
     comparable basis, due primarily to the lower pork raw material prices.

          Costs in the All Other segment in 1998 decreased 14% over 1997. The decrease was primarily due to decreased costs of raw materials, passed through from the Beef Carcass segment, in the hides division and a lower volume of hogs bought and sold by the company's hog marketing subsidiary included in this segment.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          1998 expenses were 53% higher than in 1997. Excluding the effect of new subsidiaries, 1998 expenses were 17% higher than in 1997. Generally, higher incentive compensation, amortization of intangibles and $13 million higher non-cash variable stock option expense, which fluctuates with changes in the company's stock price, caused the increase. The higher expenses were partially offset by accrual of refunds of U.S. harbor maintenance taxes paid in prior years, based upon a U.S. Supreme Court decision which ruled their collection unconstitutional, as well as cessation of current year harbor tax expense.

          Foodbrands America's selling expense is much higher as a percentage of net sales compared to Fresh Meats due to the value-added nature of their respective product lines which require increased levels of customer contact, brand name development and promotional costs. Management expects that selling expense will continue to be significantly higher than in periods prior to the Foodbrands America acquisitions.

          INTEREST EXPENSE

          The 30% higher net interest expense in 1998 versus 1997 was primarily attributable to higher average borrowings brought about by several acquisitions in 1997 and 1998. IBP's effective interest rate in 1998 was lower than in 1997, which somewhat offset the higher average borrowings. The lower effective interest rate was attributable in part to lower short-term market rates in 1998, the retirement of Foodbrands' 10.75% Senior Subordinated Notes in the first quarter 1998, and a favorable market position with IBP's interest rate swap contract.

          RECENT ACCOUNTING CHANGES
          -------------------------
           In June 1999, Statement of Financial Accounting Standard ("SFAS") No. 137 was issued, which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and is effective no later than the first quarter of fiscal 2001. Based upon the company's current level of derivatives activity, management expects that this standard will not materially affect the company's financial position or results of operations.

             Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", was issued in December 1999 and includes staff interpretations of the application of generally accepted accounting principles related to revenue recognition. The company expects to adopt the provisions of SAB 101 in the first quarter of 2000 by recording a cumulative effect of accounting change related to revenue recognition of approximately $2.5 million, net of tax. The change will result in the company recognizing revenue upon delivery of product to customers. The Company had historically recognized revenue upon shipment, based on its interpretation of Statement of Financial Accounting Concepts No. 5, Revenue and Recognition in Measurement in Financial Statements of Business Enterprises.


     LIQUIDITY AND CAPITAL RESOURCES
     -------------------------------
          The meat processing industry is characterized by significant working capital requirements. This is due largely to statutory provisions that generally provide for immediate payment for livestock, while it takes IBP on average about eight days to turn its product inventories and eighteen days to convert its trade receivables to cash. These factors, combined with fluctuations in production levels, selling prices and prices paid for livestock, can impact cash requirements substantially on a day-to-day basis.

     To provide cash for its working capital requirements, the company's credit facilities (more fully described in Notes C and D to the consolidated financial statements) provide IBP with same-day access to an aggregate of $659 million in potential committed borrowings. The unused portion of the committed credit lines was $121 million at December 25, 1999.

          Although IBP has significant working capital requirements, its accounts receivable and inventories are highly liquid, characterized by rapid turnover. The following are key indicators relating to IBP's working capital, asset-based liquidity, and leverage ratios:

                                     Restated      Restated
                                    December 25,  December 26,
                                       1999          1998
                                    ------------  ------------
         Working capital (in millions    $148          $251
          Current ratio                 1.1:1         1.3:1
          Quick ratio                   0.6:1         0.7:1
          Number of days' sales in
            accounts receivable          18.0          16.2
          Inventory turnover             24.3          28.2
          Earnings to fixed charges       6.3           5.1

          Working capital and associated liquidity ratios at year-end 1999 slipped relative to the prior year primarily because of increased short-term borrowings needed to fund acquisitions. Those ratios improved in the first quarter 2000 upon issuance of the $300 million of 7.95% 10-year notes discussed below, which reduced short-term debt by $125 million.

          Beef Carcass, Beef Processing and Pork segments accounts receivable and inventories were higher at year-end 1999 than at year-end 1998 due primarily to higher selling prices and livestock prices, especially on the pork side. These higher balances, along with the effect of customarily slower rates in the company's expanding foodservice business, contributed to slower consolidated receivables and inventory turnover rates.

          Total consolidated outstanding borrowings averaged $1,200 million in 1999 compared to $968 million in 1998. Borrowings outstanding at December 25, 1999 under committed facilities totaled $540 million.

          On January 31, 2000, the company issued $300 million of 7.95% 10-year notes under its $500 million Debt Securities program registered with the Securities and Exchange Commission in 1996. As discussed above, the net proceeds were used to repay existing borrowings under credit facilities.

          In  the  acquisition of CBFA on February 7, 2000, IBP  issued
     14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $344 million of CBFA's debt and preferred stock obligations. CBFA's debt was refinanced and the preferred stock was liquidated immediately upon completion of the transaction, utilizing existing IBP debt facilities.

          The purchase of the Foodbrands America, Inc. 10.75% Notes in the first quarter 1998 by IBP, inc. was funded with available credit facilities. The portion of borrowings under IBP's revolving credit facilities considered long-term was $175 million at year-ends 1999 and 1998.

          The company invested $8 million in 1999 and $38 million in 1998 in life insurance contracts for key employees. Among other advantages, expected changes in the cash value of these contracts are intended to effectively act as a hedge against changes in the company's deferred compensation liabilities.

          Capital expenditures in 1999 totaled $209 million compared to $182 million in 1998. Significant projects with 1999 spending included various beef plant food safety projects, several plant expansions, and completion of the company's world headquarters complex. Over half of the 1999 spending was for revenue enhancement or cost-saving projects, while the remainder generally went toward upgrades and replacements of existing equipment and facilities.

          Management's estimate of capital spending in 2000 is in the range of $400 million, the majority of which has been designated for revenue enhancement and capacity expansion. The company intends to fund these expenditures with operating cash flows and available debt facilities.


     MARKET RISK
     -----------
          Interest  Rates - The company manages interest cost  using  a mix of fixed and variable rate debt. To manage this mix in a cost-effective manner, the company may enter into interest rate swaps in  which  the company agrees to exchange, at specified intervals,
     the   difference  between  fixed  and  variable  interest  amounts calculated  by  reference  to  an agreed-upon  notional  principal
     amount.   These interest rate swaps effectively convert a  portion
     of  the  company's fixed-rate debt to variable-rate debt  or  vice
     versa.   A  sensitivity analysis indicates that, with  respect  to
     interest rate derivative instruments in place at December 25, 1999
     and   December  26,  1998,  a  100-basis  point  increase  in  the applicable market interest rate would not have had a material impact on the company's financial position, results of operations, or liquidity.

          Foreign  Operations - Transactions denominated in a  currency other than  the entity's functional currency are generally hedged using currency  forward  contracts to reduce this  market  risk.
     These transactions primarily involve the company's Canadian subsidiary, which enters into currency forward and futures contracts to hedge
     its   exposures   on  receivables,  live  cattle,   and   purchase
     commitments   in  foreign  currencies.   A  sensitivity   analysis
     indicates that, with respect to currency-based derivatives in place at December 25, 1999 and December 26, 1998, a 10% change in currency exchange rates would not have had a material impact on the company's financial position, results of operations, or liquidity.

          Commodities - The company uses commodity futures contracts to hedge its forward livestock purchases which, in 1999, accounted for approximately 7% of its livestock purchases. The contract lives ranged from one to twelve months. A sensitivity analysis indicates that, for futures contracts open at December 25, 1999, a 10% increase in futures contract prices would increase hedging losses by $15 million. The comparable prior year figure was $13 million. Any change in the value of the futures contracts is generally balanced by an offsetting position in the cash market price of the delivered livestock. Neither the company's financial position nor its liquidity would have been materially impacted by the above increase in futures contract prices.

     YEAR 2000
     ---------
          The company has an internal team responsible for assessing the impact of Year 2000 and leading and monitoring the company's state of readiness with respect to this issue. All planning, implementation and testing was successfully completed before the end of 1999. The team has continued to monitor the company's systems.

          As part of the Year 2000 readiness program, significant service providers, vendors, suppliers, customers, and governmental entities ("Key Business Partners") that were considered critical to business operations around January 1, 2000, were identified. Steps were initiated to reasonably ascertain their stage of Year 2000 readiness as it related directly or indirectly to the company.

          The possible consequences of the company or its Key Business Partners not being fully Year 2000 compliant by January 1, 2000 included, among other things, temporary plant closings, delays in the delivery of products and/or receipt of supplies, invoice and collection errors and inventory and supply obsolescence. However, with some very minor exceptions, the company has not suffered any financial losses or operational inefficiencies resulting from the calendar advancing past January 1, 2000.

          The company also had in place a formal contingency plan to address risks considered critical to operations. This contingency plan will remain in place to ensure that any unforeseen Year 2000 or other critical issues can be addressed appropriately.

          The aggregate cost of the company's Year 2000 efforts was approximately $14 million, virtually all of which has been spent or committed. The spending included approximately $9 million for computer hardware, most of which was capitalized. The remaining $5 million was primarily for changes in computer software, all of which was expensed as incurred and funded with operating cash flows.

          The company's Year 2000 readiness program has been a very successful effort and, although continued monitoring of Business Systems is an ongoing process, the effort is essentially complete. The company does not anticipate any material adverse impact resulting from unforeseen Year 2000 issues.

                     REPORT OF INDEPENDENT ACCOUNTANTS
                     ---------------------------------

     To the Board of Directors and Stockholders of IBP, inc.

           In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of changes in stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of IBP, inc. and its subsidiaries at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. The consolidated financial statements give retroactive effect to the merger of Corporate Brand Foods America, Inc. ("CBFA") on February 7, 2000 in a transaction accounted for as a pooling of interests, as described in Note L to the consolidated financial statements. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           As indicated in Note R, the company has restated its 1999 financial statements with respect to certain matters involving its subsidiary, DFG, to apply variable plan accounting to certain stock options and to provide expanded segment disclosures.

     PricewaterhouseCoopers LLP
     Omaha, Nebraska
     February 7, 2000 except as to Notes M and R for which the date is March 2, 2001, and as to the pooling described in Notes A and L, for which the date is March 20, 2000,

           REPORT ON FINANCIAL STATEMENT INTEGRITY BY MANAGEMENT
           -----------------------------------------------------

     To our Stockholders:

       IBP's consolidated financial statements have been prepared by management and we are responsible for their integrity and objectivity. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     We believe these statements present fairly the company's financial position and results of operations.

        Our independent auditors, PricewaterhouseCoopers LLP, have audited these consolidated financial statements. Their audit was conducted using auditing standards generally accepted in the United States, which included consideration of our internal controls in order to form an independent opinion on the financial statements. We have made available to PricewaterhouseCoopers LLP, all the company's financial records, as well as the minutes of all meetings of stockholders, directors and committees of directors.

      IBP relies on a system of internal accounting controls to provide assurance that assets are safeguarded and transactions are properly authorized and recorded. We continually monitor these controls, modifying and improving them as business operations change. IBP maintains a strong internal auditing department that independently reviews and evaluates these controls as well.

       The Audit Committee of the Board of Directors provides oversight to ensure the integrity and objectivity of the company's financial reporting process and the independence of our internal and external auditors. Both internal audit and PricewaterhouseCoopers LLP, have complete access to the Board's Audit Committee with or without the presence of management personnel.

       Our management team is responsible for proactively fostering a strong climate of ethical conduct so that the company's affairs are carried out according to the highest standards of personal and corporate behavior. This responsibility is specifically demonstrated in IBP's conflict of interest policy which requires annual written acknowledgment by each and every officer and those management personnel so designated.

      We are pleased to present this annual report and the accompanying
     consolidated   financial   statements   for   your   review    and
     consideration.

     Most sincerely,





     /s/  Robert  L.  Peterson                      /s/  Larry  Shipley

     Robert L. Peterson                         Larry Shipley
     Chairman and Chief Executive Officer       Chief Financial Officer
     IBP, inc.                                  IBP, inc.

                        IBP, inc. AND SUBSIDIARIES

               SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                               AND RESERVES

                Fiscal Years 1997, 1998, and Restated 1999
                              (In thousands)

                                                   Allowance
                                                 for Doubtful
                                                   Accounts
                                               ----------------
           Balance, December 28, 1996               $ 9,873

             Amounts charged to costs and expenses      618
             Recoveries of amounts previously
              written off                                39
             Write-off of uncollectible accounts       (850)
             Acquired in business combinations          787
             Foreign currency translation               (45)
                                                     ------
           Balance, December 27, 1997                10,422

             Amounts charged to costs and expense     2,161
             Recoveries of amounts previously
              written off                               231
             Write-off of uncollectible accounts       (290)
             Acquired in business combinations          678
             Foreign currency translation               (92)
                                                     ------
           Balance, December 26, 1998                13,110

             Amounts charged to costs and expenses   15,907
             Recoveries of amounts previously
              written off                               100
             Write-off of uncollectible accounts     (8,344)
             Acquired in business combinations          512
             Foreign currency translation                67
                                                     ------
           Balance, December 25, 1999               $21,352
                                                     ======